Exhibit 2.1

ASSET PURCHASE AGREEMENT

among

AVALARA, INC.

as Buyer,

BUSINESS LICENSES, LLC

as Seller

and

the undersigned majority members of Seller

dated as of

November 5, 2020

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

1.1	Definitions	1

1.2	Table of Definitions	8

ARTICLE II PURCHASE AND SALE		10

2.1	Purchase and Sale of Assets	10

2.2	Excluded Assets	11

2.3	Assumed Liabilities	12

2.4	Excluded Liabilities	12

2.5	Purchase Price	13

2.6	Post-Closing Adjustment of Closing Purchase Price	14

2.7	Earnout Payment	16

2.8	Allocation of Purchase Price	17

2.9	Holdback Amount and Payment of Holdback Amount	17

2.10	Withholding Tax	18

2.11	Payoff Letters	18

2.12	Allocation of Certain Charges	18

ARTICLE III CLOSING		19

3.1	Closing	19

3.2	Closing Deliverables	19

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER AND PRINCIPALS		21

4.1	Organization of Seller	21

4.2	Capitalization; Subsidiaries	21

4.3	Authority of the Seller Parties	21

4.4	No Conflicts; Consents	22

4.5	Financial Statements	22

4.6	Undisclosed Liabilities	23

4.7	Contracts	23

4.8	Title to Purchased Assets	24

4.9	Condition and Sufficiency of Assets	24

4.10	Real Property	25

4.11	Intellectual Property	25

4.12	Buyer Shares	27

4.13	Legal Proceedings	28

4.14	Compliance with Laws; Permits	28

4.15	Environmental Matters	28

4.16	Employee Benefit Matters	29

4.17	Employment Matters	30

4.18	Taxes-	30

4.19	Customers and Vendors	32

4.20	Affiliate Interests and Transactions	32

4.21	Insurance	32

4.22	Brokers	33

4.23	Absence of Certain Changes or Events	33

4.24	Solvency	33

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		33

5.1	Organization of Buyer	33

5.2	Authority of Buyer	33

5.3	No Conflicts; Consents	33

5.4	Brokers	34

5.5	Legal Proceedings	34

ARTICLE VI COVENANTS		34

6.1	Employees and Employee Benefits	34

6.2	Confidentiality	36

6.3	Public Announcements	36

6.4	Receivables	36

6.5	Insurance Proceeds	36

6.6	Transfer Taxes	36

6.7	Certain Tax Matters	37

6.8	Name	38

6.9	Further Assurances; Access to Records	38

6.10	Restrictive Covenants of Owner	38

6.11	PPP Loan	39

ARTICLE VII INDEMNIFICATION		40

7.1	Survival	40

7.2	Indemnification by the Seller Parties	40

7.3	Indemnification by Buyer	40

7.4	Materiality	41

-ii-

7.5	Indemnification Procedures	41

7.6	Payments	43

7.7	Tax Treatment of Indemnification Payments	44

7.8	Cumulative Remedies	44

7.9	Claims Outside of Indemnification Protocol	44

ARTICLE VIII MISCELLANEOUS		44

8.1	Expenses	44

8.2	Notices	44

8.3	Interpretation	45

8.4	Headings	45

8.5	Severability	45

8.6	Entire Agreement	45

8.7	Successors and Assigns	46

8.8	No Third-Party Beneficiaries	46

8.9	Amendment and Modification; Waiver	46

8.10	Governing Law	46

8.11	Jurisdiction; Venue; Dispute Resolution	46

8.12	Specific Performance	46

8.13	Waiver of Jury Trial	47

8.14	Counterparts	47

-iii-

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of November 5, 2020, is made and entered into by and among Avalara, Inc., a Washington corporation (“Buyer”), Business Licenses, LLC, a New York limited liability company (“Seller”), and the undersigned majority members of Seller (each, an “Owner” and collectively, “Owners”). Seller and the Owners are sometimes referred to in this Agreement collectively as the “Seller Parties” or individually as a “Seller Party”.

RECITALS

A.    Seller provides software solutions and services for federal, state, county and municipal business licenses, permits and tax registrations and payment documentation services (such solutions and services, collectively, the “Business”).

B.    Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Purchased Assets (as defined herein), and, in connection therewith, Buyer is willing to assume from Seller the Assumed Liabilities (as defined herein), all upon the terms and subject to the conditions set forth herein (such sale and purchase, together with all other transactions contemplated by this Agreement, the “Transaction”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1    Definitions. The following terms have the meanings specified or referred to in this Article I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, examination, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adjustment Time” means 11:59 p.m. Pacific standard time on the day immediately preceding the Closing Date.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Applicable Value” means with respect to a measurement date for Buyer Shares, the average closing trading price of Buyer Shares over the ninety (90) consecutive trading days immediately preceding such date.

“Avalara Receivables” means Accounts Receivable of Seller that are payable by Buyer.

“Benefit Plan” means any retirement, pension, profit sharing, deferred compensation, equity bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, equity purchase, equity option, restricted equity, phantom equity, equity appreciation rights, fringe benefit or other compensation or employee benefit plan, program, policy, practice, Contract or arrangement of any kind or any employment, consulting or personal services Contract, whether written or oral, qualified or nonqualified, funded or unfunded, or domestic or foreign, (a) sponsored, maintained, contributed to or required to be contributed to by Seller or any ERISA Affiliate (or to which Seller or any ERISA Affiliate is a party), and which covers or benefits any current or former officer, employee, director, consultant, independent contractor or any other service provider of or to Seller (or any spouse, dependent or beneficiary of any such individual); or (b) with respect to which Seller has any Liability (including any contingent Liability).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Seattle, Washington are authorized or required by Law to be closed for business.

“Buyer Shares” means shares of Avalara, Inc.’s common stock, par value $0.0001, listed on the New York Stock Exchange.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, Pub. L. 116-136.

“Cause” means a Principal’s: (a) commission of a felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof, (b) attempted commission of, or participation in, a fraud or act of dishonesty against Buyer or any of its Affiliates, (c) material violation of any employment agreement, consulting agreement or PIIA between the Principal and Buyer or any of its Affiliates, or material violation of any applicable policy of Buyer or its Affiliate made known to the Principal, (d) failure to perform or uphold Principal’s material duties assigned or delegated to him, or (e) failure to materially comply with reasonable directives of any senior executive officer of Buyer or its Affiliate with supervisory authority over the Principal; provided that in the case of clauses (c), (d) and (e) or a material violation of any policy, Buyer shall have first given the Principal written notice of such failure and the Principal shall not have cured such failure within twenty (20) calendar days after receipt of such notice.

“Closing Cash” means Seller’s unrestricted cash and cash equivalents in the Operating Accounts as of the Adjustment Time (including any checks and drafts deposited for the account of Seller but net of any issued but uncleared wires, checks, drafts or money orders), in each case, determined in accordance with GAAP consistently applied.

“Closing Indebtedness” means Seller’s Indebtedness as of the Adjustment Time (but, for clarity, excluding the PPP Loan).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all legally binding contracts, purchase orders, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements.

“Current Assets” means those categories of current assets of Seller identified on Schedule 1.1(a) which are Purchased Assets, determined in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Last Balance Sheet. The calculation of Current Assets for purposes of the determining Closing Net Working Capital shall be consistent with the methodology, line items and categories applied in the illustrative calculation of Net Working Capital set forth on Schedule 1.1(a). For the avoidance of doubt, “Current Assets” do not include (i) Customer Deposits, (ii) Avalara Receivables or (iii) Unfunded Customer Deposits Receivable.

“Current Liabilities” means those categories of current liabilities of Seller identified on Schedule 1.1(a) which are Assumed Liabilities, determined in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Last Balance Sheet. The calculation of Current Liabilities for purposes of determining the Closing Net Working Capital shall be consistent with the methodology, line items and categories applied in the illustrative calculation of Net Working Capital set forth on Schedule 1.1(a). For the avoidance of doubt, “Current Liabilities” do not include (i) Customer Deposits Payable, (ii) Unfunded Customer Deposits Payable or (ii) Legacy Sales Taxes.

“Customer Deposits” means funds prepaid by customers of the Business to Seller to be held by Seller for remittance by Seller to the appropriate Governmental Authorities on behalf of such customers (but, for clarity, excluding Unfunded Customer Deposits Receivable).

“Customer Deposits Payable” means Seller’s obligation on the Closing Date to repay Customer Deposits that as of that date have not yet been remitted to the appropriate Governmental Authorities or otherwise returned to the customers of the Business.

“Customer Deposit Net Liabilities” means the amount, if any, by which Customer Deposits Payables as of the Closing Date exceeds the amount of Customer Deposits as of the Closing Date.

“Disclosure Schedule” means the Disclosure Schedule delivered by Seller concurrently with the execution and delivery of this Agreement with respect to the representations and warranties set forth in Article IV.

“Dollars” or “$” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Law” means any applicable Law, or any agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any hazardous materials.

“ERISA Affiliate” means any trade, business or other Person that, together with Seller, is or, at any relevant time, was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or Section 4001(b)(1) of ERISA.

“Excluded IP Liabilities” means any Excluded Liabilities (which Seller does not have Knowledge of as of the Closing Date) arising from or related to Seller’s processing or protection of Personal Data or sets of Personal Data, the performance by Seller of its Personal Data Obligations, or any claim that the conduct of the Business infringed, misappropriated, diluted or violated any Intellectual Property rights of any Person, in each case, to the extent such Liability is based upon any action, event, circumstance, omission or condition which first occurred at or prior to Closing.

“Final Closing Cash” means Closing Cash as finally determined pursuant to Section 2.6.

“Final Closing Net Working Capital” means Closing Net Working Capital as finally determined pursuant to Section 2.6.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, provincial, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any quasi-governmental authority (to the extent that the rules, regulations or orders of such authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered into by or with any Governmental Authority.

“Indebtedness” means, without duplication, (i) indebtedness for borrowed money; (ii) indebtedness evidenced by any note, bond (other than any performance bond), debenture, mortgage or other debt instrument or debt security; (iii) payment obligations currently due and payable under any interest rate, currency or other hedging agreement; (iv) obligations under any performance bond or letter of credit (to the extent drawn); (v) any Liabilities of Seller in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which Liabilities are required to be classified and accounted for under GAAP as capital leases; (vi) any amounts for the deferred purchase price of goods and services other than trade payables incurred in the ordinary course of business, including any earn out Liabilities associated with past acquisitions; (vii) all Liabilities with respect to any current or former employee, consultant, officer or director of the Business or Seller that arise before the Closing Date, including all Liabilities with respect to any Benefit Plans, obligations in respect of transaction bonuses, change-in-control payments, severance rights, deferred compensation payments, and similar obligations triggered by the transactions contemplated herein, and all accrued salary, paid time off and vacation obligations, and any and all employment or payroll Taxes imposed with respect to the foregoing; (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons for the payment of which Seller is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations; (ix) all obligations of the type referred to in clauses (i) through (viii) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or asset of the Business or Seller (whether or not such obligation is assumed by the Business or Seller); (x) Customer Deposits Net Liabilities; and (xi) all prepayment penalties, premiums or fees required to be paid in connection with the prepayment of any of the foregoing; provided, however, that Indebtedness shall not include the amount of any Seller Transaction Expenses or any Unfunded Customer Deposits Payable.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook, Instagram and other social media platforms and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (g) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; (h) rights of personality, publicity and privacy; and (i) all rights to any Actions of any nature available to or being pursued to the extent related to any of the foregoing, whether accruing before, on or after the Closing Date, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

“Intellectual Property Assets” means all Intellectual Property that is owned by or licensed to Seller and used in or necessary for the conduct of the Business as currently conducted.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Knowledge of Seller”, “Seller’s Knowledge”, “of which Seller has Knowledge” or any other similar knowledge qualification means the knowledge of David Polatseck, Abe Brach, Henry Nove, Meir Lowy or Andrea Jaffe, after reasonable inquiry of their respective direct reports (including, with respect to financial or accounting matters, inquiry of Seller’s advisors).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased or licensed to Seller or which Seller otherwise has a legal right or option to use or occupy, and related to, used or held for use in connection with the Business, together with all structures, facilities, fixtures, systems, improvements and items of property located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Legacy Sales Taxes” means any sales or use Taxes that are owed or may become payable as a result of or on account of the sales of goods or services to customers of the Business on or prior to the Closing Date.

“Liability(ies)” means any and all debts, liabilities, obligations or commitments of any kind or nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means all losses, damages, Liabilities, deficiencies, Actions, judgments, Taxes, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder, but excluding punitive or exemplary damages (except to the extent the same are awarded to a third party).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to be, materially adverse to (a) the business, results of operations, financial condition, or assets of the Business, (b) or the ability of Seller to consummate the Transaction contemplated herein; provided, however, that solely in the case of clause (a), none of the following shall be deemed to constitute, and no changes, circumstances, developments, state of facts, events or effects resulting from or arising out of the following shall be taken into account in determining whether, a Material Adverse Effect has occurred, or may, would or could occur: (i) conditions affecting United States or foreign economic, financial, banking, currency or capital markets generally or any changes therein, (ii) conditions affecting the software as a service (SaaS) industry generally, (iii) national or international political, industry or social conditions (including the engagement in hostilities or the occurrence of any national emergency or war or pandemic or the occurrence of any military or terrorist attack), (iv) changes in Laws issued by any Governmental Authority or changes in GAAP, (v) the announcement of this Agreement, the transactions contemplated hereby or the identity of the parties hereto, (vi) the performance by Seller or its Affiliates of any action, or the failure to take any action, in each case at Buyer’s written request or as expressly required by this Agreement, or (vii) in and of itself, any failure of Seller or the Business to meet any projections or estimates for any period, except, in the case of the immediately preceding clauses (i), (ii), (iii) or (iv) to the extent such event, occurrence, fact, condition or change has a materially disproportionate impact on the business, financial condition, assets, liabilities, results of operations or other condition of the Business, relative to the effect on other similarly situated Persons or businesses operating in the same industries.

“Net Working Capital” means, as at a specified date and without duplication, an amount (which may be positive or negative) equal to (i) the consolidated Current Assets minus (ii) the consolidated Current Liabilities (excluding, for the sake of clarity, any liabilities included in the definition of Indebtedness), calculated in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Last Balance Sheet. Schedule 1.1(a) attached hereto is an example of the calculation of the Net Working Capital as of the Adjustment Time. The calculation of Closing Net Working Capital shall be consistent with the methodology, line items, and categories as represented on Schedule 1.1(a). For the avoidance of doubt, Net Working Capital shall in no case include Excluded Assets or Excluded Liabilities. For purposes of calculating Net Working Capital under this Agreement, (a) Avalara Receivables and Unfunded Customer Deposits Receivable will not be treated as Current Assets and (b) Unfunded Customer Deposits Payable and Customer Deposits Payable will not be treated as Current Liabilities.

“Net Working Capital Target” means $1,700,000.

“Net Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Net Working Capital Target exceeds the Closing Net Working Capital.

“Open Source License” means any of the following open source licenses or licenses similar to the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Data” means, collectively, all data or information constituting the personal information relating to any natural person, including employees, customers, and other individuals, that has been collected or otherwise obtained by Seller. For purposes of this definition, an identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.

“PPP Loan” means Promissory Note, dated as of April 7, 2020, by and between Seller and JPMorgan Chase Bank, N.A. (the “PPP Lender”), in the principal amount of $1,014,000 and issued pursuant to the United States Paycheck Protection Program.

“Principals” means David Polatseck and Abe Brach.

“Pro Rata Share” means with respect to each Owner, the fraction set forth on Schedule 1.1(b).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Seller Transaction Expenses” means, without duplication, (A) all Liabilities with respect to Transfer S&U Taxes and (B) the aggregate amount of any and all fees and expenses incurred by or on behalf of, or paid or to be paid directly by, Seller or any Owner or any Person that Seller pays or reimburses or is otherwise legally obligated to pay or reimburse in connection with the process of selling the Business and the Purchased Assets or the negotiation, preparation or execution of this Agreement or the other Transaction Documents or the performance or consummation of the Transaction, including (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the Transaction; (ii) any fees and expenses associated with obtaining necessary or appropriate waivers, consents, or approvals of any Governmental Authority or third parties on behalf of Seller in connection with the Transaction; (iii) any fees or expenses associated with obtaining the release and termination of any Encumbrances in connection with the Transaction; and (iv) all brokers’, finders’ or similar fees in connection with the Transaction, and any and all employment or payroll Taxes imposed with respect to the foregoing.

“Tax” or “Taxes” means any and all (a) U.S. federal, provincial, state, local, municipal, foreign or other taxes, premiums, fees, levies, imposts, customs, duties or other like assessments or charges of any kind whatsoever in the nature of a tax imposed by a Governmental Authority (including income taxes (whether imposed on or measured by net income, gross income, income as specially defined, earnings, profits, or selected items of income, earnings, or profits), capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, value added taxes, goods and services taxes, transfer taxes, registration duties, franchise taxes, license taxes, withholding taxes, payroll taxes, employment taxes, excise taxes, severance taxes, employer and employee social security contributions, social security premiums, workers’ compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, ad valorem taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes and customs duties), together with any interest, additions or penalties imposed by a Governmental Authority with respect thereto and any interest in respect of such additions or penalties or (b) Liability for any amounts of the type described in clause (a) above payable by reason of Treasury Regulations Section 1.1502-6 (or similar provision of state, local or foreign Law), transferee or successor Liability, Contract, operation of Law or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, and the other agreements, instruments and documents required to be delivered pursuant to Section 3.2 at or in connection with the Closing. For the avoidance of doubt, the term “Transaction Documents” does not include any consulting agreement or employment related materials executed by the Key Employees at or in connection with the Closing.

“Transfer S&U Taxes” means sales and use Taxes incurred as a result of the consummation of the Transaction.

“Unfunded Customer Deposits Payable” means the liability associated with Unfunded Customer Deposits Receivable on the Closing Balance Sheet.

“Unfunded Customer Deposits Receivable” means Accounts Receivables of Seller reflecting Customers Deposits that have been invoiced by Seller but not paid on or prior to the Closing Date.

1.2    Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
Accounts Receivable	2.1(a)
Additional Service Offering	Schedule 2.7
Agreement	Preamble
Allocation Schedule	2.8
Annual Financial Statements	4.5(a)
Assigned Contracts	2.1(c)
Assignment and Assumption Agreement	3.2(a)(iv)
Assumed Liabilities	2.3
Avalara Service Offering	Schedule 2.7
Bill of Sale	3.2(a)(iii)
Business	Recitals
Business Critical Claim	7.5(c)
Buyer	Preamble
Buyer Indemnitees	7.2
Channel Partner	Schedule 2.7
Closing	3.1
Closing Balance Sheet	2.6(a)
Closing Date	3.1
Closing Estimate Payment	2.5
Closing Net Working Capital	2.6(a)

Definition	Location
Closing Purchase Price	2.5
COBRA	4.16
Debt Holder	2.11
Earnout Cap	Schedule 2.7
Earnout Dispute Notice	2.7(a)(ii)
Earnout Filings	Schedule 2.7
Earnout Measurement Date	Schedule 2.7
Earnout Period	Schedule 2.7
Earnout Statement	2.7(a)(i)
Employee Assignment Agreement	4.11(f)
Employment Laws	4.17(b)
Estimated Closing Balance Sheet	4.5(b)
Excluded Assets	2.2
Excluded Contracts	2.2(a)
Excluded Liabilities	2.4
FFCRA	4.18(n)
Final Closing Statement	2.6(a)
Financial Statements	4.5(a)
Filing	Schedule 2.7
Filing Service	Schedule 2.7
Fundamental Representations	7.1
Holdback Amount	2.9(a)
Indemnified Party	7.5
Indemnifying Party	7.5
Independent Accounting Firm	2.6(c)
Information Systems	4.11(h)
Inventory	2.1(b)
IP Representations	7.1
Key Customers	4.19(a)
Key Employees	3.2(a)(viii)
Key Vendors	4.19(b)
KPMG Report	3.2(a)(xiii)
Last Balance Sheet	4.5(a)
Last Interim Financial Statements	4.5(a)
M&A Qualified Beneficiary	4.16
Notice of Disagreement	2.6(b)
Operating Accounts	2.1(q)
Owner	Preamble
Payment Account	2.5
Payment Reduction	2.9(b)
Payoff Letter	2.11
Performance Milestone	Schedule 2.7
Performance Milestone Date	Schedule 2.7
Permitted Encumbrances	4.8
Personal Data Obligations	4.11(j)
PIIA	3.2(a)(viii)
Process	4.11(j)

Definition	Location
Processing	4.11(j)
Pro-Rated Taxes	6.7(a)
Purchased Assets	2.1
Purchase Price	2.5
Qualified Health Plan Expenses	4.18(n)
Qualified Leave Wages	4.18(n)
Required Consents	3.2(a)(v)
Restricted Period	6.10(a)
Securities Act	4.12(a)
Seller	Preamble
Seller Parties	Preamble
Seller Party	Preamble
Sellers Indemnitees	7.3
Selling Group	6.1(d)
Straddle Period	6.7(a)
Tangible Personal Property	2.1(e)
Tax Consideration	2.8
Transaction	Recitals
Transfer Taxes	6.6
Transferring Employees	6.1(b)

ARTICLE II

PURCHASE AND SALE

2.1    Purchase and Sale of Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer, in reliance on the representations, warranties and covenants of Seller and the Owners contained herein, shall purchase from Seller, all of Seller’s right, title and interest in and to all assets, properties and rights of every nature, kind and description, whether tangible or intangible, real, personal or mixed, accrued, unaccrued or contingent (including goodwill), wherever located and whether now existing or hereafter acquired prior to the Closing Date, related to, used or held for use in connection with the Business, as the same shall exist on the Closing Date, whether or not carried or reflected on or specifically referred to in Seller’s books or financial statements or in the Schedules hereto, other than the Excluded Assets (collectively, the “Purchased Assets”), in each case free and clear of any Encumbrances other than Permitted Encumbrances, including all of Seller’s right, title and interest under, in or to (as applicable) the following:

(a)    all accounts or notes receivable, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(b)    all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories, wherever located (“Inventory”);

(c)    the Contracts listed on Schedule 2.1(c) (the “Assigned Contracts”);

(d)    all Intellectual Property Assets;

(e)    all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”);

(f)    all Permits listed on Schedule 2.1(f), but only to the extent such Permits may be transferred under applicable Law;

(g)    all rights in respect of the Leased Real Property listed on Schedule 2.1(g);

(h)    all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(i)    all credits, rebates (including ACH payments, credit memos and any other rebates based on purchase volumes), prepaid expenses, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees;

(j)    warranties, indemnities and all similar rights against third parties to the extent related to the Business, the Purchased Assets or the Assumed Liabilities (and proceeds in respect thereof);

(k)    all insurance benefits arising under insurance policies in effect as of immediately prior to the Closing, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities prior to the Closing;

(l)    all personnel and employment records of Transferring Employees;

(m)    originals, or where not available (or in the case of Tax Returns), copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, customer lists, correspondence (including all correspondence with any Governmental Authority but excluding pre-Closing privileged correspondence belonging to the Seller or any Owner), sales material and records, strategic plans, Tax Returns of Seller and related work papers and correspondence with accountants, and files relating to the Intellectual Property Assets;

(n)    all rebates paid to Seller, regardless of when paid, in respect of the Business;

(o)    all goodwill and the going concern value of the Business;

(p)    Customer Deposits and the bank accounts for such Customer Deposits; and

(q)    the operating bank accounts listed on Schedule 2.1(q) (the “Operating Accounts”) and the Closing Cash in the Operating Accounts.

2.2    Excluded Assets. Seller is not selling, and Buyer is not purchasing, any of the following assets of Seller, all of which shall be retained by Seller and excluded from the Purchased Assets (collectively, the “Excluded Assets”):

(a)    all Contracts listed on Schedule 2.2(a) (the “Excluded Contracts”);

(b)    all rights which accrue or will accrue to Seller or any Owner under the Transaction Documents;

(c)    all rights and assets under any Benefit Plan and trusts or other assets attributable thereto;

(d)    all insurance policies of Seller;

(e)    all payments made by Seller Parties which constitute prepaid Taxes of the Business or with respect to the Purchased Assets and all rights to or claims for Tax refunds or Tax credits;

(f)    the assets, properties, and rights specifically set forth on Schedule 2.2(f);

(g)    cash held in Seller’s bank accounts as of the Closing, but only to the extent such cash is not included in Seller’s estimate of Current Assets or otherwise necessary to achieve the Net Working Capital Target (and excluding restricted cash, cash represented by Customer Deposits and the Closing Cash in the Operating Accounts);

(h)    Owners’ Tax Returns and originals of Seller’s Tax Returns and related work papers and correspondence with accountants; and

(i)    Seller’s seal, organizational documents, minute books, equity record books, and other records having to do exclusively with the organization of Seller, and such other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain (provided that Seller shall provide copies of such books and records to Buyer to the extent permitted by applicable Law upon Buyer’s reasonable request).

2.3    Assumed Liabilities. In connection with the purchase and sale of the Purchased Assets, at the Closing, Buyer shall assume only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a)    All Liabilities arising under the Assigned Contracts, but excluding any Liabilities arising out of (i) a breach of, or a default or violation under, such Assigned Contract or (ii) any claim or Action for infringement, tort, strict liability or violation of Law, in each case to the extent such Liability is based upon any action, event, circumstance, omission or condition which first occurred at or prior to Closing;

(b)    all current accounts payable and other current liabilities of the Business (excluding accrued payroll, accrued vacation and employment or payroll Taxes owed to or in respect of the Transferring Employees), but in each case only to the extent reflected as a current liability in the Closing Balance Sheet and included in Final Closing Net Working Capital;

(c)    All Liabilities for Taxes relating to the ownership, possession, or use of the Purchased Assets or the operation of the Business after the Closing (excluding, for the avoidance of doubt, any Transfer Taxes or Transfer S&U Taxes); and

(d)    all Liabilities arising in respect of or relating to the employment by Buyer of Transferring Employees after the Closing or Buyer’s termination of the employment of any Transferring Employees who accept employment with Buyer after the Closing.

2.4    Excluded Liabilities. Notwithstanding the provisions of Section 2.3 or any other provision of this Agreement, any Schedule or Exhibit hereto or any Transaction Document to the contrary, Buyer does not assume and shall not be responsible to pay, perform or discharge (and Seller shall retain, pay, perform or otherwise discharge without recourse to Buyer) any Liabilities of any Seller Party or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”), including the following:

(a)    any Liability for Taxes, including (I) Legacy Sales Taxes and (II) any other Taxes (i) relating to the ownership, possession, or use of the Purchased Assets or the operation of the Business prior to the Closing, including, for the avoidance of doubt, any such Taxes, the payment of which is extended, deferred or delayed until after the Closing under the CARES Act or any other similar or additional Law or administrative guidance intended to benefit taxpayers in response to the COVID-19 pandemic, and (ii) that are the obligation of Seller pursuant to Section 6.7 of this Agreement;

(b)    all Liabilities arising in respect of or relating to the employees of Seller;

(c)    any Indebtedness;

(d)    any Liability of Seller arising from or related to any breach, failure to perform, tort related to the performance of, violation of Law, infringement or indemnity pursuant to any Assigned Contract, in each case to the extent such Liability is based upon any action, event, circumstance, omission or condition which first occurred at or prior to Closing;

(e)    any Liability arising from or related to any violation or noncompliance of Seller with any Law applicable to Seller, the Business or the Purchased Assets;

(f)    any Liability arising from or related to any Action against Seller, the Business, the Purchased Assets or the Assumed Liabilities pending as of the Closing Date or based upon any action, event, circumstance, omission or condition arising prior to the Closing Date;

(g)    any Seller Transaction Expenses;

(h)    any Liability to indemnify, reimburse or advance amounts to any present or former officer, member, manager, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by any such party), except for indemnification of such parties pursuant to Section 7.3, if applicable;

(i)    any Liability arising from or related to any Benefit Plan;

(j)    any Liability under any state, provincial or local law with respect to any “plant closing” or “mass layoff,” as those terms are defined in such applicable law, which may result from the consummation of the transactions contemplated hereby or Seller’s termination of the employment of any of its employees on or prior to the Closing Date; and

(k)    any Liability relating to any Excluded Assets, whether arising prior to, on or after the Closing Date.

2.5    Purchase Price. The aggregate purchase price for the Purchased Assets (the “Purchase Price”) shall be equal to (in addition to the assumption of the Assumed Liabilities): (1) the Closing Purchase Price, plus (2) the Earnout Payment (if any). The “Closing Purchase Price” shall equal:

(a)    Seventy-Six Million Two Hundred and Fifty Thousand Dollars ($76,250,000); plus

(b)    any Closing Cash; minus

(c)    the Net Working Capital Underage, if any; minus

(d)    any Closing Indebtedness; minus

(e)    any unpaid Seller Transaction Expenses.

At the Closing, the Closing Purchase Price shall be estimated using the Estimated Closing Balance Sheet and the estimated Closing Net Working Capital derived therefrom. Buyer shall pay such estimated Closing Purchase Price (the “Closing Estimate Payment”), less the Holdback Amount (which will be retained pursuant to Section 2.9) as follows:

(a)    to the extent not paid by Seller prior to the Closing, the payoff amounts for Closing Indebtedness (if any) indicated in the Payoff Letters delivered by Seller shall be paid by wire transfer of immediately available funds and directed to the respective accounts specified in the Payoff Letters; provided that amounts included in Closing Indebtedness that constitute compensation to employees for U.S. federal income Tax purpose shall be paid to Seller for payment through its payroll;

(b)    to the extent not paid by Seller prior to the Closing, the Seller Transaction Expenses (other than Transfer S&U Taxes, which shall be governed by Section 6.6) shall be paid to the respective recipients thereof in accordance with wire transfer instructions provided by Seller to Buyer in advance of Closing; provided that amounts included in Seller Transaction Expenses that constitute compensation to employees for U.S. federal income Tax purpose shall be paid to Seller for payment through its payroll; and

the remaining balance of the Closing Estimate Payment (after reduction of the Holdback Amount and the payment of the amounts contemplated by foregoing subparts (a) and (b)) shall be paid by wire transfer of immediately available funds to an account of Seller designated in writing by Seller in advance of Closing (the “Payment Account”). The final Closing Purchase Price shall be determined, and any necessary adjustment payments shall be made, following the Closing in accordance with Section 2.6. For purposes of calculating the Closing Purchase Price and the final Purchase Price in accordance with Section 2.6, items that could be treated as Closing Indebtedness and Seller Transaction Expenses shall be counted only once.

2.6    Post-Closing Adjustment of Closing Purchase Price.

(a)    Within ninety (90) days after the Closing Date, Buyer shall prepare, or cause to be prepared, and deliver to Seller a written statement (the “Final Closing Statement”) that shall include and set forth (i) a consolidated balance sheet of the Business (including only the Purchased Assets and Assumed Liabilities), as of the Adjustment Time (the “Closing Balance Sheet”), (ii) a calculation of the actual Net Working Capital determined as of the Adjustment Time and without giving effect to the transactions contemplated herein (the “Closing Net Working Capital”), (iii) a calculation of the actual Closing Cash as of the Adjustment Time, and (iv) the Closing Purchase Price resulting therefrom. Closing Net Working Capital and Closing Cash shall be calculated in accordance with GAAP and consistent with the methodology applied in the illustrative calculation set forth on Schedule 1.1(a).

(b)    The Final Closing Statement shall become final and binding on the thirtieth (30th) day following delivery thereof to Seller, unless prior to the end of such period, Seller delivers to Buyer a written notice of disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Net Working Capital or Closing Cash as set forth in the Final Closing Statement. Seller shall be deemed to have agreed with the Purchase Price set forth therein and all items and amounts of Closing Net Working Capital and Closing Cash not reasonably referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.6(c).

(c)    During the thirty (30) day period following delivery of the Notice of Disagreement (if delivered by Seller pursuant to Section 2.6(b)) by Seller to Buyer, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the computation of the Closing Net Working Capital or Closing Cash as specified therein. Any disputed items resolved in writing between Seller and Buyer within such thirty (30) day period shall be final and binding with respect to such items, and if Seller and Buyer agree in writing on the resolution of each disputed item specified by Seller in the Notice of Disagreement and the amount of the Closing Net Working Capital and Closing Cash, the amount so determined shall be final and binding on the parties for all purposes hereunder. If Seller and Buyer have not resolved all such differences by the end of such thirty (30) day period, Seller and Buyer shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amount of the Closing Net Working Capital or Closing Cash, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Closing Net Working Capital or Closing Cash, which determination shall be final and binding on the parties for all purposes hereunder. The Independent Accounting Firm shall consider only those items and amounts in Seller’s and Buyer’s respective calculations of the Closing Net Working Capital or Closing Cash that are identified as being items and amounts to which Seller and Buyer have been unable to agree, it being understood that the Independent Accounting Firm shall only decide the specific items under dispute with respect to the calculations or methodology in determination of the Closing Net Working Capital or Closing Cash and not disputes related to other provisions of this Agreement or the interpretation of any provision of this Agreement. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accounting Firm shall be a regionally or nationally recognized independent public accounting firm mutually selected by Seller and Buyer. Seller and Buyer shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it as promptly as practicable, and in any event within thirty (30) days following the submission thereof.

(d)    The costs of any dispute resolution pursuant to Section 2.6(c), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by Seller and Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by the party that engaged such Representatives.

(e)    Buyer and Seller will afford the other party and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of such party relating to the Business, the Purchased Assets and Assumed Liabilities and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.6. In no event shall either party be obligated to disclose or provide access to work papers or any other books and records if such disclosure or access would, in the reasonable opinion of such party’s legal advisors, result in, or be reasonably likely to result in, the waiver of any legal privilege or work product protection. For clarity, any information disclosed or made available pursuant to this subpart (e) shall be subject to Section 6.2.

(f)    If, after determining the Final Closing Net Working Capital and Final Closing Cash pursuant to this Section 2.6, the finally determined Closing Purchase Price is greater than the Estimated Closing Payment, then (A) Buyer shall, within five (5) Business Days following the date upon which the Final Closing Statement becomes final and binding, pay to the Payment Account the amount by which the finally determined Closing Purchase Price exceeds the Estimated Closing Payment. If, after determining the Final Closing Net Working Capital and Final Closing Cash pursuant to this Section 2.6, the finally determined Closing Purchase Price is less than the Estimated Closing Payment, then Buyer may (in its sole discretion), within five (5) Business Days following the date upon which the Final Closing Statement becomes final and binding permanently retain from such Holdback Amount the amount of such difference. Notwithstanding the foregoing, the Seller Parties, jointly and severally, shall remain liable in the event the Holdback Amount is insufficient to cover any amount owed to Buyer pursuant to this Section 2.6(f).

(g)    Except to the extent otherwise required by a “determination” as defined in Code Section 1313 (and corresponding provisions of other applicable Law), the parties and their respective Affiliates shall report and treat any and all payments under Section 2.6(f) as adjustments to the Closing Purchase Price for Tax purposes.

2.7    Earnout Payment.

(a)    As part of the Purchase Price, and provided that the Business makes at least the number of Filings during the Earnout Period as specified on Schedule 2.7(a), Buyer shall issue to Seller a number of Buyer Shares as specified on Schedule 2.7(a).

(i)    Buyer shall promptly notify Seller if the Performance Milestone is achieved prior to the Fourth Anniversary. If the Performance Milestone is not achieved on or prior to the Fourth Anniversary, then within 60 days following the Fourth Anniversary, Buyer shall promptly deliver to Seller a statement setting forth the total Earnout Filings (the “Earnout Statement”). During the ten (10) day period following delivery of the Earnout Statement to Seller, if the Performance Milestone has not occurred, Buyer shall provide to Seller such documents and records related to the preparation of the Earnout Statement as may be reasonably requested in order to permit Seller and its Representatives to complete their review of the Earnout Statement.

(ii)    Within thirty (30) days after its receipt of the Earnout Statement, Seller may either inform Buyer in writing that the Earnout Statement is acceptable or object thereto in writing, setting forth its objections (the “Earnout Dispute Notice”). Any Earnout Dispute Notice shall specify in reasonable detail the nature and dollar amount of any objections so asserted. Seller and Buyer shall thereafter use commercially reasonable efforts to promptly resolve any disputed amount in good faith, including through at least one direct discussion between the Principals and an executive officer of Buyer. If Seller fails to deliver an Earnout Dispute Notice to Buyer within the thirty (30) day period referred to above, the Earnout Statement as delivered by Buyer shall be final and binding on the parties.

(iii)    During the Earnout Period, Buyer shall refrain from taking any actions with the sole or primary intent of adversely affecting or impeding the achievement of the Performance Milestone.

(iv)    If the consulting engagement or employment of both Principals’ is terminated by Buyer without Cause during the Earnout Period, the Performance Milestone shall be deemed to have been achieved. In such event, the date upon which the last of the Principals is terminated without Cause by Buyer shall be deemed to be the Performance Milestone Date for purposes of this Section 2.7.

(v)    Except to the extent otherwise required by a “determination” as defined in Code Section 1313 (and corresponding provisions of other applicable Law), the parties and their respective Affiliates shall report and treat any and all payments and issuances of Buyer Shares under Section 2.7(b) as contingent deferred Purchase Price for Tax purposes.

(b)    Issuance of Buyer Shares. All Buyer Shares issuable under this Section 2.7 shall be delivered to Seller (or Owners at Seller’s direction) via a letter from American Stock and Transfer &

Trust Company, Buyer’s transfer agent, evidencing the book entry of Buyer Shares at the Applicable Value. Any Buyer Shares to be issued under this Agreement shall be fully paid and non-assessable, free of all Encumbrances (excluding for the restrictions under this Agreement and restrictions under the Securities Act, including Rule 144 and any applicable holding period thereunder), as well as Buyer’s insider trading policies. If any Buyer Shares are issued to the Owners at Seller’s direction, any such payment or issuance by Buyer will be deemed for all purposes, including Tax purposes, to be made to Seller and distributed by Seller to the Owners and is being made or issued to the Owners for administrative convenience of Seller and the Owners.

2.8    Allocation of Purchase Price. For Tax purposes, Buyer shall prepare an allocation of the Purchase Price, plus the Assumed Liabilities to the extent treated as purchase price consideration for income Tax purposes and all other amounts treated as purchase price consideration for income Tax purposes (such total amount, the “Tax Consideration”) among the Purchased Assets as of the Closing Date in accordance with the methodologies set forth on Schedule 2.8 and Section 1060 of the Code and the Treasury Regulations thereunder and any similar provision of state or local Law, as applicable (the “Allocation Schedule”); provided that (i) no amount of the Tax Consideration shall be allocated to the non-competition and other restrictive covenants hereunder (including pursuant to Section 6.10) and (ii) Purchased Assets that are subject to the KPMG Report will be valued at the values attributed to such items in the KPMG Report. A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within one hundred and twenty (120) days following the Closing Date. Seller will deliver written notice of any comments to the draft Allocation Schedule within thirty (30) days of Seller’s receipt thereof. If Seller does not deliver such written notice within such thirty (30) day period, the Allocation Schedule as drafted by Buyer shall become final and binding on the parties hereto. If Seller delivers written notice of comments to the draft Allocation Schedule within such thirty (30) day period, Buyer and Seller agree to use good faith efforts to resolve any disputes regarding the Allocation Schedule. If Buyer and Seller are unable to agree upon the final Allocation Schedule within thirty (30) days following receipt by Buyer of Seller’s written notice of comments, then either Buyer or Seller shall have the right to cause the disputed items to be submitted to the Independent Accounting Firm for resolution, in accordance with the provisions of Sections 2.6(c) and 2.6(d), mutatis mutandis. The Allocation Schedule as agreed upon by Buyer and Seller (either because Seller does not object in writing to the Allocation Schedule or as a result of good faith negotiations between Buyer and Seller) or determined by the Independent Accounting Firm shall be final and binding upon all parties to this Agreement. Seller and Buyer agree to cooperate with one another, and to furnish each other with such information as is reasonably requested by the other party, for purposes of determining the allocation of the Tax Consideration among the Purchased Assets hereunder. Seller Parties and Buyer shall, and shall cause their Affiliates to, file all Tax Returns in a manner that is consistent with the Allocation Schedule, as finally determined pursuant to this Section 2.8, including in preparing and filing IRS Form 8594 or any comparable form under other applicable Tax Law, and no party shall take any position for Tax purposes in any forum that is inconsistent therewith, unless otherwise required by a “determination” as defined in Code Section 1313 and corresponding provisions of other applicable Law. Seller and Buyer shall cooperate in good faith to update the allocation of the Tax Consideration among the Purchased Assets in accordance with the provisions of this Section 2.8 and Schedule 2.8 (including the dispute resolution mechanisms in this Section 2.8) to account for any adjustments to the Tax Consideration that occur after the Closing Date. If any Governmental Authority challenges the allocation set forth in the Allocation Schedule, the Person receiving notice of the challenge shall promptly provide notice to the other parties.

2.9    Holdback Amount and Payment of Holdback Amount

(a)    At the Closing, Buyer shall hold back $11,437,500 (the “Holdback Amount”) from the Closing Purchase Price to provide for the satisfaction of any liability or obligation of the Seller Parties under Section 2.6(f) or Section 7.2.

(b)    Promptly following the date that is the eighteen (18) month anniversary of the Closing Date, Buyer shall pay to Seller the portion of the Holdback Amount that has not been used in satisfaction of any liability of Seller or the Owners in accordance with this Agreement, by wire transfer of immediately available funds to the Payment Account; provided, that the amount to be so paid to Seller shall be reduced by (i) any amounts due and payable, but not yet paid, to Buyer or any of its Affiliates by Seller or the Owners pursuant to this Agreement and (ii) the amount of any claims for indemnification pursuant to Section 7.2 that have not been finally resolved (the sum of the foregoing clauses (i) and (ii), the “Payment Reduction”). At any such time as any pending claim for indemnification pursuant to Section 7.2 is resolved, then the Payment Reduction shall be recalculated and Buyer shall promptly pay to Seller or its designee(s) the amount by which the remaining Holdback Amount exceeds the amount of the recalculated Payment Reduction.

(c)    Except to the extent otherwise required by a “determination” as defined in Code Section 1313 (and corresponding provisions of other applicable Law), the parties and their respective Affiliates shall report and treat any and all payments under Section 2.9 as contingent deferred Purchase Price for Tax purposes.

2.10    Withholding Tax. Buyer shall be entitled to deduct and withhold from any payment contemplated by this Agreement all Taxes that Buyer is required to deduct and withhold under any applicable Law; provided, however, that Buyer shall cooperate in good faith with the Seller to obtain any available exception from, or reduction in, any such withholding to the extent permitted under applicable Law. All such withheld amounts shall be paid over to the appropriate Governmental Authority in accordance with applicable Law and treated as having been paid to Seller or other applicable Persons in respect of whom such withholding was made. At or prior to Closing, Seller shall notify Buyer of any amounts required to be withheld (along with sufficient explanation for such requirement) with respect to any payments by Buyer for any Closing Indebtedness or Seller Transaction Expenses pursuant to Section 2.5. For the avoidance of doubt, all amounts payable pursuant to this Agreement that constitute compensation to Seller’s employees for U.S. federal income Tax purposes shall be paid through Seller’s ordinary payroll procedures.

2.11    Payoff Letters. Prior to the Closing Date, Seller shall deliver to Buyer a letter addressed to Seller (a “Payoff Letter”) from each holder of funded Closing Indebtedness (each, a “Debt Holder”) setting forth (a) the aggregate payments, if any, necessary to be made at the Closing in order to satisfy in full all amounts outstanding, including all principal, interest, fees, prepayment penalties or other amounts due or owing with respect to such Indebtedness, (b) an agreement by such Debt Holder to file termination statements terminating all Encumbrances such Debt Holder may have on the assets of Seller, or, in the alternative, an agreement by such Debt Holder expressly authorizing Seller or its designees to file termination statements concerning such Encumbrances, and (c) wiring or other payment instructions for each such Debt Holder.

2.12    Allocation of Certain Charges.

(a)    Seller shall be responsible for and pay any and all workers’ compensation and other similar claims asserted by or with respect to any employee (including Transferring Employees) or former employee of Seller in respect of any injury or other compensable event or occupational illness or disease that occurred or is attributable to any event, state of facts or condition that first existed or occurred prior to the Closing Date. Buyer shall be responsible for and shall pay any and all workers’ compensation and other similar claims asserted by or with respect to any Transferring Employee in respect of any injury or other compensable event or occupational illness or disease that occurred or is attributable to any event, state of facts or condition that first existed or occurred on or after the Closing Date. In the event any such injury or other compensable event or occupational illness or disease of a person who was employed both by Seller prior to the Closing Date and by Buyer on or following the Closing Date is attributable solely to causes occurring prior to the Closing Date and is the basis of a workers’ compensation or other similar claim asserted following the date hereof, then liability for any such claim shall be the exclusive responsibility of Seller.

(b)    Consents and Waivers. Nothing in this Agreement or the other Transaction Documents shall be construed as an agreement to assign any Assigned Contract, Permit, right or other Purchased Asset that by its terms or pursuant to applicable Law is not capable of being sold, assigned, transferred or delivered without the consent or waiver of a third party or Governmental Authority unless and until such consent or waiver shall be given. Seller and Buyer shall use commercially reasonable efforts to obtain such consents and waivers and to resolve the impediments to the sale, assignment, transfer or delivery contemplated by this Agreement or the other Transaction Documents and to obtain any other consents and waivers necessary to convey to Buyer all of the Purchased Assets. In the event any such consents or waivers are not obtained prior to the Closing Date, Seller and Buyer shall (unless requested otherwise by Buyer) continue to use commercially reasonable efforts (provided, however, that Seller shall not be required to pay any consideration therefor which is not required under a Contract or arrangement in place as of the Closing) to obtain the relevant consents or waivers until such consents or waivers are obtained. To the extent that any Purchased Asset, Assumed Liability, or Permit cannot be transferred to Buyer following the Closing pursuant to this Section 2.12(b), Buyer and Seller shall use commercially reasonable efforts to enter into such arrangements to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset, Assumed Liability, or Permit to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto. Buyer shall, as agent or subcontractor for Seller pay, perform and discharge fully the liabilities and obligations of Seller thereunder (to the extent such liabilities and obligations constitute Assumed Liabilities) from and after the Closing Date and shall promptly reimburse Seller upon its request for any Assumed Liabilities (or other operating expenses of Buyer) paid by Seller for and on behalf Buyer from and after the Closing Date. To the extent permitted under applicable Law, Seller shall, at Buyer’s expense, hold in trust for and pay to Buyer promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by Seller to the extent related to such Purchased Asset in connection with the arrangements under this Section. Seller shall be permitted to set off against such amounts all Taxes imposed on Seller or any of its Affiliates and direct costs, in each case associated with the retention and maintenance of such Purchased Assets and receipt of such income, proceeds and other monies.

ARTICLE III

CLOSING

3.1    Closing. Subject to the terms and conditions of this Agreement, the consummation of the Transaction shall take place at a closing (the “Closing”) to be held via e-mail exchange of .pdf documents on the date of this Agreement (the “Closing Date”). The Closing shall be deemed effective as of 12:01 a.m. Pacific standard time on the Closing Date.

3.2    Closing Deliverables.

(a)    At the Closing, the applicable Seller Parties shall deliver to Buyer the following:

(i)    the Purchased Assets, in such format as may be reasonably requested by Buyer;

(ii)    such reasonable instruments of sale and assignment as shall, in the reasonable judgment of Buyer, be effective to vest in Buyer as of the Closing all of the Company’s right, title and interest in the Purchased Assets, including, without limitation, (i) an intellectual property assignment in favor of Buyer in a form that is reasonably satisfactory to Buyer, and (ii) such separate assignments of any intangible Purchased Assets necessary to record the transfer of such Purchased Assets with any applicable governmental agency, lessor or other party with whom such assignments must be filed;

(iii)    a bill of sale (the “Bill of Sale”) duly executed by Seller, transferring the Purchased Assets to Buyer;

(iv)    an assignment and assumption agreement (the “Assignment and Assumption Agreement”) duly executed by Seller, effecting the assignment to and assumption by Buyer of the Assigned Contracts and the Assumed Liabilities;

(v)    written consents from each of the parties identified on Schedule 3.2(a)(v) in form and substance satisfactory to Buyer (the “Required Consents”);

(vi)    evidence reasonably satisfactory to Buyer that all necessary notices have been delivered to the parties set forth on Schedule 3.2(a)(vi);

(vii)    [reserved];

(viii)    offer letter for employment with Buyer or its designee duly executed by over ninety percent (90%) of the employees of the Company, including each of the Principals, Henry Nove, Meir Lowy, Andrea Jaffe and Avi Katz (“Key Employees”), together with duly executed copies of Buyer’s form of Proprietary Information, Noncompetition, Nonsolicitation and Inventions Assignment Agreement (“PIIA”);

(ix)    the Payoff Letters and evidence of release of all Encumbrances on Purchased Assets;

(x)    a certificate of an authorized officer of Seller, certifying that attached thereto is a true and complete copy of (A) Seller’s Articles of Organization and (B) resolutions of the managers and members of Seller duly executed thereby, approving this Agreement, the other Transaction Documents, and the transactions contemplated hereby and thereby;

(xi)    a properly completed and executed IRS Form W-9 from each Seller Party and a properly completed and executed IRS Form W-9 or appropriate IRS Form W-8 (if applicable) from any other Person receiving any payments from Buyer pursuant to Section 2.5, in each case dated as of the Closing Date;

(xii)    confirmatory assignments of Intellectual Property Assets from individuals that have contributed Intellectual Property Assets to Seller, in each case in a form that is reasonably satisfactory to Buyer;

(xiii)    a report produced by KPMG, LLP detailing the valuation of each item of Purchased Assets with respect to which Transfer S&U Taxes may be assessed, in form and substance reasonably satisfactory to Buyer (the “KPMG Report”); and

(xiv)    such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)    At the Closing, Buyer shall deliver to Seller the following:

(i)    the estimated Closing Purchase Price (less the Holdback Amount), payable as set forth in Section 2.5;

(ii)    the Assignment and Assumption Agreement duly executed by Buyer;

(iii)    evidence that Buyer has paid all Avalara Receivables which as of the Closing Date are more than forty-five (45) days past due ($234,153.84 in total amount); and

(iv)    offer letters for employment of each of the Key Employees with Buyer or its designee duly executed by Buyer or its designee.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER AND PRINCIPALS

Each of Seller and Principals hereby represents and warrants to Buyer, as of the Closing Date or, if a representation or warranty is made as of a specified date, as of such date, as follows, except as set forth on the Disclosure Schedule (it being understood and agreed that: (i) such exceptions shall be deemed to be part of the representations and warranties made hereunder, and (ii) each item in a particular section of the Disclosure Schedule applies to the corresponding section hereof and to any other section only if its relevance is reasonably apparent on the face of such item). The foregoing notwithstanding, the representations and warranties contained in Section 4.3(b) below that relate to a specific Owner will be deemed given by that Owner and not by the other Seller Parties.

4.1    Organization of Seller. Seller is a limited liability company duly organized and validly existing under the laws of the State of New York and has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Seller is duly qualified or licensed to do business, and each is in good standing, in each jurisdiction where the ownership or operation of the Purchased Assets or the conduct of the Business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that are not, individually or in the aggregate, material to the Business.

4.2    Capitalization; Subsidiaries. Except as set forth on Schedule 4.2(a) of the Disclosure Schedule, the Owners own beneficially and of record all outstanding units of Seller set forth on Schedule 4.2(b) of the Disclosure Schedule and no other Person owns any other equity interests of Seller. Except as set forth on Schedule 4.2(c) of the Disclosure Schedule, the Principals have the sole right to vote all the voting units of Seller. There are no outstanding rights, options or warrants to acquire equity interests, of Seller. All of the issued and outstanding equity interests of Seller are duly authorized, validly issued, and free of preemptive rights and there are no unsatisfied capital contributions with respect thereto. Seller does not currently have, nor has it ever had, any direct or indirect stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, joint venture or other entity.

4.3    Authority of the Seller Parties. (a) Seller has all requisite capacity, power and authority, as applicable, to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Transaction. The execution and delivery by Seller of this Agreement and any other Transaction Document to which it is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the Transaction have been duly authorized by all requisite action on the part of Seller. This Agreement and each other Transaction Document to which Seller is a party have been duly executed and delivered by Seller and (assuming due authorization, execution and delivery by each other party hereto and thereto) this

Agreement and such other Transaction Documents each constitutes a legal, valid and binding obligation of the Seller enforceable against Seller in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b)    Each Owner has all requisite capacity, power and authority, as applicable, to enter into this Agreement and the other Transaction Documents to which he is a party, to carry out his obligations hereunder and thereunder and to consummate the Transaction. This Agreement and each other Transaction Document to which such Owner is a party have been duly executed and delivered by such Owner and (assuming due authorization, execution and delivery by each other party hereto and thereto) this Agreement and such other Transaction Documents each constitutes a legal, valid and binding obligation of such Owner enforceable against such Owner in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

4.4    No Conflicts; Consents. Except as set forth on Schedule 4.4 of the Disclosure Schedule, the execution, delivery and performance by the Seller Parties of this Agreement and the other Transaction Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of, or default under, any provision of the Articles of Organization of Seller, the Operating Agreement of Seller, or other organizational documents of Seller; (b) result in a violation or breach by Seller of any provision of any Law applicable to the Seller, the Business or the Purchased Assets; (c) require any notice, authorization, approval, order, permit or consent of or with any Governmental Authority; (d) result in a violation or breach of, or default under, or require the consent, notice or other action by any Person under, any Assigned Contract; (e) result in a violation or breach of, or default under, or require the consent, notice or other action by any Person under any Contract (other than the Assigned Contracts) to which Seller is a party, except where the violation, breach, conflict, default, acceleration or failure to give notice would not be material to the Business; or (f) result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, on the Purchased Assets.

4.5    Financial Statements.

(a)    Schedule 4.5(a) of the Disclosure Schedule sets forth copies of (i) the audited consolidated financial statements of Seller, consisting of the balance sheet of Seller as of December 31 in each of the years 2018 and 2019 and the related statements of operations for the years then ended (the “Annual Financial Statements”), (ii) the unaudited consolidated balance sheet of Seller as of September 30, 2020 (the “Last Balance Sheet”) and the related unaudited statement of operations for the nine-month period then ended (including the Last Balance Sheet, the “Last Interim Financial Statements” and, together with the Annual Financial Statements, collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, consistent with past practice throughout the periods involved, subject in the case of the Last Interim Financial Statements to the absence of notes. The Financial Statements are based on the books and records of the Business and fairly present in all material respects the financial condition and the results of the operations of the Business for the periods indicated.

(b)    Schedule 4.5(b) of the Disclosure Schedule sets forth an unaudited estimated balance sheet of the Business as of the Closing Date (the “Estimated Closing Balance Sheet”), which includes Seller’s reasonable estimate of Closing Net Working Capital and Closing Cash as of such date. The Estimated Closing Balance Sheet has been prepared in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Last Balance Sheet.

4.6    Undisclosed Liabilities. Seller has no Liabilities with respect to the Business required to be reflected on a balance sheet prepared in accordance with GAAP, except (a) those that are adequately reflected or reserved against in the Last Balance Sheet as of the date of the Last Balance Sheet, (b) those that have arisen in the ordinary course of business since the date of the Last Balance Sheet (which do not arise out of, relate to or result from and which are not in the nature of and were not caused by any breach of Contract, breach of warranty, tort, infringement or other violation of Law) and that are not, individually or in the aggregate, material in amount, and (c) those set forth on Schedule 4.6 of the Disclosure Schedule.

4.7    Contracts.

(a)    Schedule 4.7 of the Disclosure Schedule sets forth all Contracts to which Seller is a party or otherwise bound that are of the following nature (excluding, for clarity, Contracts that have expired or been terminated with no surviving provisions):

(i)    any Contract for the purchase of services, equipment, materials, products, or supplies that (x) involves payments by Seller of more than $50,000 individually on an annual basis or (y) which has not been fully performed and which expressly requires payment by Seller of more than $50,000;

(ii)    any Contract relating to or evidencing Indebtedness;

(iii)    any Contract with any Governmental Authority;

(iv)    any Contract with any Affiliate of Seller;

(v)    any employment, independent contractor or consulting Contract (excluding offer letters on Seller’s standard forms provided to Buyer);

(vi)    any Contract with a noncompetition, nonsolicitation, “most-favored-nation” pricing or exclusivity agreement or other arrangement that would prevent, restrict or limit in any way Seller or, to the extent that such Contract is an Assigned Contract, Buyer, from carrying on its business in any manner or in any geographic location;

(vii)    any Contract pursuant to which Seller is the lessee or lessor of, or holds, uses, or makes available for use to any Person, (a) any real property or (b) any tangible personal property and, in the case of clause (b), that involves an aggregate amount in excess of $20,000, to the extent not disclosed on Schedule 4.10 of the Disclosure Schedule;

(viii)    any Contract for the sale or purchase of any tangible personal property in an amount in excess of $20,000 individually, or for the sale or purchase (including any option to purchase or right of first refusal or right of first negotiation) of any real property;

(ix)    any Contract or commitment for capital expenditures of more than $20,000 individually;

(x)    any license agreement providing for the payment or receipt of royalties or other compensation by Seller, or the license of any material Intellectual Property Assets which will extend over a period of at least one year, or involve consideration in excess of $20,000 individually;

(xi)    any joint venture or partnership, merger, asset or stock purchase or divestiture Contract;

(xii)    any Contract to provide a guaranty, indemnification, reimbursement, contribution, assumption or endorsement of, or any substantially similar commitment with respect to, the obligations, Liabilities or Indebtedness of any other Person, except commercial Contracts containing standard indemnification provisions entered into in the ordinary course of business;

(xiii)    any confidentiality, secrecy, or non-disclosure agreement entered into outside the ordinary course of business;

(xiv)    any Contract that results in any Person holding a power of attorney that relates to Seller, the Business, the Purchased Assets or the Assumed Liabilities;

(xv)    any Contract with a Key Customer or Key Vendor; and

(xvi)    any other Contract, whether or not made in the ordinary course of business that is material to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Business.

(b)    Seller is not in material breach of, or material default under, any Assigned Contract. To Seller’s Knowledge, each other Person that has or had any obligation or liability under any Assigned Contract is in full compliance with all applicable terms and requirements of such Assigned Contract. To Seller’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time, but excluding the impact of the transactions contemplated by this Agreement to the extent set forth on Schedule 4.4 of the Disclosure Schedule) may contravene, conflict with, or result in a violation or breach of, or give Seller or any other Person, the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Assigned Contract. Within the two (2) year period immediately preceding the Closing Date, Seller has not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Assigned Contract.

4.8    Title to Purchased Assets. Except as set forth on Schedule 4.8 of the Disclosure Schedule, Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets (excluding the Intellectual Property Assets, title to which is addressed in Section 4.11). All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for (i) Encumbrances for Taxes not yet due and payable, (ii) statutory Encumbrances of carriers, warehousemen, mechanics, materialmen and other similar Persons arising in the ordinary course of business and with respect to which the underlying payments giving rise thereto are not contested or delinquent, and (iii) Encumbrances imposed under applicable Law (collectively, the “Permitted Encumbrances”).

4.9    Condition and Sufficiency of Assets.

(a)    Except as set forth on Schedule 4.9(a) of the Disclosure Schedule, the Tangible Personal Property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of the Tangible Personal Property is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not, in the aggregate, material in nature or cost.

(b)    Except as set forth on Schedule 4.9(b) of the Disclosure Schedule, the Purchased Assets are sufficient for the continued conduct of the Business by Buyer after the Closing in substantially the same manner as conducted by Seller immediately prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted or currently proposed to be conducted.

4.10    Real Property.

(a)    Seller does not own, and has never owned, any parcel of real property.

(b)    Schedule 4.10(b) of the Disclosure Schedule contains a true, correct and accurate street address and tax parcel identification number of each tract, parcel and/or subdivided lot comprising the Leased Real Property and the identity of the lessor, lessee, current occupant (if different from lessee), date of lease and term expiry date of each such parcel of Leased Real Property. Seller has delivered to Buyer true and complete copies of the leases in effect at the date hereof relating to the Leased Real Property, each of which is in full force and effect. Other than Buyer, Seller has not granted any sublease, license or assignment in respect of any of such real property leases.

4.11    Intellectual Property.

(a)    Except as set forth on Schedule 4.11(a), Seller has no active Intellectual Property Registrations and has no pending application with any Governmental Authority or other Person.

(b)    All of the Intellectual Property Assets are wholly and exclusively owned by, or duly and validly licensed to, Seller free and clear of all Encumbrances (other than Permitted Encumbrances). Seller has not transferred ownership of, granted any exclusive license of or exclusive right to use, or granted any exclusive rights in or to joint ownership of, any Intellectual Property Assets to any other Person. No person other than Seller possesses any current or contingent rights of any kind to any source code included in the Intellectual Property Assets, and Seller has not granted any current or contingent rights of any kind to any source code that is part of any Intellectual Property Asset. All Intellectual Property Assets are fully transferable, alienable or licensable by Seller without restriction and without payment of any kind to any Person (excluding payments required to record transfer with the United States Patent and Trademark Office).

(c)    Except as set forth on Schedule 4.11(c) of the Disclosure Schedule, there are no Contracts to which any Seller Party is a party with respect to (i) the license of any third-party Intellectual Property by Seller excluding commercially available off-the-shelf software, or (ii) the license of any Intellectual Property Asset to a third party.

(d)    The conduct of the Business, including the use and other exploitation of the Intellectual Property Assets, has not infringed, misappropriated, diluted or violated, and does not infringe, misappropriate, dilute or violate, any Intellectual Property rights of any Person. Seller has not received any written notice or claim asserting that any such infringement, misappropriation, dilution or violation has occurred and, to Seller’s Knowledge, no facts or circumstances exist that would provide a reasonable basis for any such claim. Seller has not received any offer for a license of Intellectual Property from any Person in connection with an allegation by such Person that Seller has infringed or misappropriated any of the Intellectual Property of such Person.

(e)    To Seller’s Knowledge, the conduct of the Business, including the use and other exploitation of the Intellectual Property Assets, does not constitute unfair competition or trade practices under the Laws of any jurisdiction. Seller has not received any written notice or claim asserting any such unfair competition or trade practices and, to Seller’s Knowledge, no facts or circumstances exist that would provide a reasonable basis for any such claim.

(f)    All current and former employees of Seller who have contributed to or created any portion of, or otherwise may have rights in or to, any Intellectual Property Assets meet all of the following requirements: (i) their work in any Intellectual Property Asset was created by them entirely within the scope of their employment by Seller; (ii) their copyrightable work product in any Intellectual Property Asset is owned by Seller as a work made for hire under applicable copyright law or has otherwise been validly assigned to Seller under one of Seller’s standard form(s) of employee invention assignment or similar agreement (each such agreement, an “Employee Assignment Agreement”); (iii) any inventions, improvements or discoveries of such employees that are included or implemented in any Intellectual Property Asset have been validly assigned to Seller under an Employee Assignment Agreement; and (iv) any moral rights in any Intellectual Property Asset has been waived under an Employee Assignment Agreement. Section 4.11(f) of the Disclosure Schedule lists all such form agreements and Seller has provided true and complete copies of all such Employee Assignment Agreements to Buyer.

(g)    All current and former consultants, contractors and any other non-employee Persons engaged or retained by Seller that have contributed to or created any portion of, or otherwise may have rights in or to, any Intellectual Property Asset have executed and delivered, and are in compliance with, written agreements that validly and effectively assign to Seller all Intellectual Property conceived, created, developed, written, invented, discovered or reduced to practice on behalf of Seller by such consultants, contractors, or other Persons. Section 4.11(g) of the Disclosure Schedule lists, as of the date of this Agreement, all such agreements, and Seller has provided true and complete copies of all such agreements to Buyer.

(h)    Schedule 4.11 of the Disclosure Schedule lists all the software, equipment and other information systems excluding commercially available off-the-shelf software (collectively, “Information Systems”) owned, licensed, leased or controlled by Seller that are material to the operation of the Business. If such Information Systems are operated or hosted by an outsourcer or other third party, the identity and contact information for such provider is disclosed on Schedule 4.11(g) of the Disclosure Schedule. Seller uses reasonable means, consistent with practices used by businesses of comparable size and nature to the Business, to protect the security and integrity of all such Information Systems and all information stored, processed or contained therein, including Personal Data, or transmitted thereby from unauthorized or improper Processing (defined below), including appropriate security and disaster recovery technology, and no Person has gained unauthorized access to any Seller software, hardware, firmware, servers, databases, systems, networks, network equipment, interfaces, applications or internet sites, including Information Systems, or to any information stored or contained therein or transmitted thereby. Without limiting the foregoing, all material systems and data repositories used in the Business have been fully backed up on a regular basis, the restorability of all back-ups has been validated, and all back-ups are current as of the Closing Date. Seller’s use of any software or other Information Systems does not exceed the scope of the rights granted to Seller with respect thereto, including any applicable limitation upon the usage, type or number of licenses, users, hardware, time, services or systems.

(i)    None of the Intellectual Property Assets, and no material products or services marketed or sold by Seller, uses, incorporates or has embedded in it any source, object or other software code subject to an Open Source License, except as set forth in Section 4.11(f) of the Disclosure Schedule (which identifies any such open source licensed software, the governing Open Source License and the products or services of Seller which utilize such open source licensed software). Seller is not bound by any Open Source License that requires, and has not used any Open Source License in a way that requires, Seller (or after the Closing, Buyer) to contribute back to the open source community proprietary, strategic or material source code.

(j)    Seller is in compliance in all material respects with all Laws applicable to the conduct of the Business and Seller contractual obligations governing any operation or set of operations performed by Seller on Personal Data or on sets of Personal Data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction (collectively, “Processing”, including “Process” and related correlatives, as applicable). Seller’s Processing of such Personal Data is in accordance with (i) Seller’s privacy policy (or applicable terms of use) as published on its website (in a manner readily accessible to visitors and current or potential customers), (ii) to the extent applicable, any written privacy policies (or applicable terms of use), documents, or promises or representations presented to or impliedly agreed to with employees, consumers or customers, or other persons or entities and to which Seller is bound, and (iii) any contractual obligations of Seller to its customers (actual or potential), employees, or other Persons or entities regarding privacy, security or confidentiality, including any third Person privacy policies or other privacy obligations (collectively, “Personal Data Obligations”). The execution or delivery of this Agreement or any other agreement or document contemplated by this Agreement, or the performance of Seller’s obligations hereunder or thereunder, or transfer of all Personal Data to Buyer and Buyer’s Processing of such information in the same manner as currently conducted by Seller will not materially violate any of Seller’s Personal Data Obligations. Seller has not received written notice of and Seller has no Knowledge of any claims or investigations related to its Processing of Personal Data or its Personal Data Obligations, nor, to Seller’s Knowledge, are there valid grounds for any such bona fide claims or investigations of such kind. Section 4.11(j) of the Disclosure Schedule lists any Contract in which a Seller’s supplier, vendor, or contractor Processes Personal Data.

4.12    Buyer Shares.

In connection with the issuance of the Buyer Shares contemplated by this Agreement, Seller and each applicable Seller Party represents and warrants as follows:

(a)    Such Seller Party is acquiring the Buyer Shares for investment for the Seller Party’s own account only, not as a nominee or agent, and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended and in effect from time to time, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”). Such Seller Party has no present intention of selling, granting any participation in, or otherwise distributing the Buyer Shares. Such Seller Party does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participations to such person or entity or to any other person or entity, with respect to any of the Buyer Shares.

(b)    At no time was such Seller Party presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Buyer Shares by Buyer or its agents.

(c)    Such Seller Party is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(d)    Such Seller Party has been furnished with, and has had access to, such information as Seller considers necessary or appropriate in connection with the acquisition of the Buyer Shares, and Seller has had an opportunity to ask questions and receive answers from Buyer regarding the terms and conditions of the delivery of the Buyer Shares.

(e)    Such Seller Party has knowledge and experience in financial and business matters and acknowledges it is capable of evaluating the merits and risks of this prospective investment, has the capacity to protect its own interests in connection with this transaction, and is financially capable of bearing a total loss of the Buyer Shares.

(f)    Such Seller Party is fully aware of: (i) the highly speculative nature of the Buyer Shares, (ii) the financial hazards involved, (iii) the lack of liquidity of the Buyer Shares, and (iv) the Tax consequences of acquiring the Buyer Shares.

(g)    Such Seller Party understands that the Buyer Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s representations as expressed herein. The Seller Party understands that the Buyer Shares constitute “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Seller Party must hold the Buyer Shares indefinitely unless they are registered with the Securities Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Seller acknowledges that Buyer has no obligation to register or qualify the Buyer Shares for resale. Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Buyer Shares, and on requirements relating to Buyer which are outside of the Seller Party’s control, and which Buyer is under no obligation and may not be able to satisfy. Seller Party is aware of the provisions of Rule 144 promulgated under the Securities Act.

4.13    Legal Proceedings.

(a)    There are, and for the past five (5) years there have been, no Actions pending or, to Seller’s Knowledge, threatened against or by Seller (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the Transaction. To Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)    There are no outstanding orders or unsatisfied judgments, penalties or awards against, relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities.

4.14    Compliance with Laws; Permits.

(a)    Seller has complied at all times, and is now complying, in all material respects with all Laws applicable to the conduct of the Business and the ownership and use of the Purchased Assets.

(b)    All material Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges currently due with respect to such Permits have been paid in full. Schedule 4.14(b) of the Disclosure Schedule lists all current Permits issued to Seller that are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 4.14(b) of the Disclosure Schedule.

4.15    Environmental Matters. Seller has at all times complied with, and the operation of the Business and the use of the Purchased Assets and the Leased Real Property have at all times been in compliance in all material respects with, Environmental Law. No written notice of violation of, or written request for information pursuant to, an Environmental Law has been received in connection with the operation of the Business or the use of the Leased Real Property.

4.16    Employee Benefit Matters. Schedule 4.16(a) of the Disclosure Schedule contains a complete and accurate list of all Benefit Plans. With respect to each Benefit Plan: (a) such Benefit Plan has been established, maintained, administered, operated and funded in all material respects in accordance with its terms and in compliance with all applicable requirements of all applicable Laws; (b) Seller and each other Person (including each fiduciary) has at all times properly performed all its duties and obligations (whether arising by operation of Law, by Contract or otherwise) under or with respect to such Benefit Plan, including all fiduciary, reporting, disclosure, and notification duties and obligations; (c) all contributions, premiums and other payments due or required to be paid to (or with respect to) such Benefit Plan have been paid on or before their respective due dates and within the time period, if any, or, if not yet due, have been accrued as a liability on the Last Interim Financial Statements (and all premiums due with respect to such Benefit Plan for coverage periods ending on or before the Closing Date have been paid in full); (d) no prohibited transaction within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code (and not otherwise exempt under Section 408 of ERISA and Section 4975(c)(2) or 4975(d) of the Code) has occurred; and (e) no Action (other than routine claims for benefits) is pending, is threatened in writing or, to Seller’s Knowledge, is threatened in any other manner. Seller has not incurred, and there exists no condition or set of circumstances in which it could incur, directly or indirectly, any assessable payment, Tax or penalty under Section 4980D or 4980H of the Code or as a result of the failure to file any report or return required under Section 6055 or 6056 of the Code. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is the subject of an unrevoked favorable determination letter or utilizes a prototype or volume submitter plan document that is the subject of a current, unrevoked favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan and upon which Seller and such Benefit Plan are entitled, under applicable IRS guidance, to rely with respect to its tax-qualified status; to Seller’s knowledge, nothing has occurred that has adversely affected or could adversely affect the qualification of such Benefit Plan or the tax-exemption of any trust related thereto; and a copy of the most recent determination, opinion or advisory letter issued by the IRS with respect to each such Benefit Plan has been provided to Buyer. Each Benefit Plan that is subject to the requirements of Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or similar state law (collectively, “COBRA”) is, and at all relevant times has been, administered and operated in compliance in all material respects with such requirements. Schedule 4.16(b) of the Disclosure Schedule sets forth a true, correct and complete list of all individuals who are (or will be) “M&A qualified beneficiaries,” as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a), with respect to the transactions contemplated by this Agreement (each such individual, an “M&A Qualified Beneficiary”), together with (a) the last known address for each such individual, (b) the type of “qualifying event” (as defined in Code Section 4980B(f)(3)) for each such individual and the date on which each such qualifying event occurred or will occur, (c) the date on which notice of such qualifying event was provided to each such individual (as required by Code Section 4980B(f)(6)(D)), (d) the date on which each such individual lost or will lose coverage under Seller’s group health plans as a result of such qualifying event (absent an election to continue coverage under COBRA), (e) the date on which each such individual elected continuation coverage under Seller’s group health plans pursuant to COBRA (or, with respect to any such individual who has not yet elected such continuation coverage, the date on which such individual’s election period will expire), (f) a description of the continuation coverage elected (or entitled to be elected) by each such individual, and (g) all other information that may be necessary for Buyer to provide COBRA continuation coverage under Buyer’s group health plans to such individuals should Buyer determine that it is required to do so. Neither Seller nor any ERISA Affiliate has ever sponsored, maintained, participated in or contributed to (or been obligated to sponsor, maintain, participate in or contribute to), or has or could have any Liability (including any contingent Liability) under or with respect to (i) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is (or was) subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code, or (ii) any “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

4.17    Employment Matters.

(a)    Seller has provided to Buyer a complete and accurate list of the names of all of Seller’s employees, specifying their position, base salary or wages, date of hire, business location, commission, bonus, or incentive entitlements, classification as an employee or independent contractor, full-time or part-time, hourly or salaried, exempt or non-exempt, and identifying which employees are currently receiving long-term or short-term disability benefits or are absent from active employment on an approved leave of absence, the nature of such leave, and their anticipated dates of return to active employment.

(b)    Seller is and at all times has been in compliance in all material respects with all Laws applicable to employment and employment practices, terms and conditions of employment, employment termination, equal employment opportunity, employee safety and welfare, workers’ compensation, unemployment insurance, wages and hours, occupational safety, and classification as an employee or independent contractor (collectively “Employment Laws”).

(c)    Seller is not the subject of any pending or, to Seller’s Knowledge, threatened Action by any Person or before any Governmental Authority with respect to Employment Laws and is not subject to any Governmental Order arising from any Employment Law matter.

4.18    Taxes.

(a)    All Tax Returns required to be filed by Seller have been timely filed. All such Tax Returns are true, complete and correct in all material respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been timely paid in full. Seller currently is not the beneficiary of any extension of time to file any Tax Return (other than automatic extensions) that has not been filed.

(b)    Seller has withheld and timely paid in full to the appropriate Governmental Authority in accordance with applicable Law all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and has complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c)    Seller has collected all sales, use, value added, goods and services, and similar Taxes required to be collected (or for which Seller is customarily responsible under applicable Law to collect) and timely remitted in full all such Taxes collected to the appropriate Governmental Authority in accordance with applicable Law (or to the extent not required to be collected and remitted, Seller has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by applicable Law).

(d)    No extensions or waivers of statutes of limitations have been given or requested in writing with respect to any Taxes of Seller, which waivers remain in effect as of the Closing.

(e)    All deficiencies for Taxes asserted, or assessments for Taxes made, against Seller by any Governmental Authority have been fully paid.

(f)    Seller currently is not a party to, and there are no pending or, to Seller’s Knowledge threatened, Actions with respect to Taxes. No Governmental Authority in a jurisdiction where Seller does not file Tax Returns has made any written claim to Seller that Seller is or may be subject to Tax in that jurisdiction.

(g)    There are no Encumbrances for Taxes upon any of the Purchased Assets nor is any Governmental Authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(h)    Seller has no Liability for Taxes of any other Person by reason of Treasury Regulations Section 1.1502-6 (or similar provision of state, local or foreign Law), transferee or successor Liability, Contract, operation of Law or otherwise (other than pursuant to any customary commercial Contract with unrelated third-party customers, vendors, lenders, lessors or the like entered into in the ordinary course of business, the principal purpose of which is unrelated to Taxes (a “Non-Tax Sharing Agreement”)). None of the Assumed Liabilities is a Contract relating to the sharing or allocation of, or indemnification for, Taxes (other than a Non-Tax Sharing Agreement).

(i)    In connection with the consummation of the Transaction, no payment or benefit has been, will be, or may be made or provided under this Agreement, under any arrangement contemplated by this Agreement, or under any Benefit Plan that, either alone or together with any other payments or benefits, constitutes or could constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (or any similar provision of state, local or foreign Law).

(j)    Each Benefit Plan (or portion thereof) that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (or any similar provision of state, local or foreign Law), satisfies in form and operation the requirements of Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) of the Code and the guidance thereunder (and has satisfied such requirements for the entire period during which Section 409A of the Code has applied to such Benefit Plan) with respect to each employee, officer, director, consultant, independent contractor and other service provider of or to the Seller that participates therein.

(k)    Seller has been in compliance with all applicable Laws relating to unclaimed property, abandoned property and escheatment.

(l)    Seller is not engaged and has never been engaged in a trade or business, and has not and has never had a “permanent establishment” (within the meaning of any applicable income Tax treaty or under any similar applicable Law) or a fixed place of business, in any country other than the country in which it is formed or organized.

(m)    Except as disclosed on Schedule 4.18(m), Seller has not extended, deferred or delayed the payment of any Taxes under the CARES Act or any other similar or additional Law or administrative guidance intended to benefit taxpayers in response to the COVID-19 pandemic.

(n)    Seller has complied in all respects with all applicable Law relating to information reporting and record retention, including to the extent necessary to substantiate any “qualified sick leave wages” and any “qualified family leave wages” (collectively “Qualified Leave Wages”), each as defined in Sections 7001 and 7003 of the Families First Coronavirus Response Act, Pub. L. No. 116-127 (“FFCRA”) and any “qualified health plan expenses” as defined in Section 7001 of the FFCRA (“Qualified Health Plan Expenses”), including by retaining copies of properly filed IRS Forms 941 and 7200 to the extent applicable.

(o)    Seller has not (i) funded or paid any Qualified Leave Wages, Qualified Health Plan Expenses or any Medicare Tax on Qualified Leave Wages, from amounts allocated to or reserved for the payment of employment Taxes (including amounts already withheld) or that are set aside for deposit with the IRS, in each case, whether or not shown on the Last Interim Financial Statements or (ii) requested an “advance payment of employer credits” on IRS Form 7200 or otherwise received a refund of tax credits for Qualified Leave Wages or the “employee retention credit” described in Section 2301 of the CARES Act.

(p)    Seller is, and has been since formation, properly classified as a partnership for U.S. federal and applicable state and local income Tax purposes in all applicable jurisdictions in which it is subject to U.S. federal and applicable state and local income Tax. No election has been made under Treasury Regulation Section 301.7701-3(c) or any similar provision of state or local Law to treat the Seller as a corporation for U.S. federal or applicable state and local income Tax purposes.

(q)    This Section 4.18, Section 4.12(f) and Section 4.16 contain the sole and exclusive representations and warranties of the Seller Parties with respect to Tax matters, including those arising under Tax Returns.

4.19    Customers and Vendors.

(a)    Schedule 4.19(a) of the Disclosure Schedule sets forth a list of (i) the names of the thirty (30) largest customers of the Business during the twelve (12) months ending on September 30, 2020 (measured by revenue received by Seller) (“Key Customers”), and (ii) the amount for which Seller invoiced each Key Customer during such period. Seller has not received any notice, nor does Seller’s Knowledge include any fact or circumstance that would cause it to reasonably believe, that any Key Customer has ceased or substantially reduced its use, license or purchase of products or services of the Business or intends to do so. In the past two (2) years, there has been no material written or, to the Knowledge of Seller oral, dispute or disagreement between Seller and any Key Customer.

(b)    Schedule 4.19(b) of the Disclosure Schedule sets forth a list of (i) the names of the ten (10) largest suppliers, licensors and vendors (“Key Vendors”) of the Business from which Seller purchased or licensed products or services during the twelve (12) months ending on the last full calendar month preceding the date hereof and (ii) the aggregate amount submitted by Seller to each respective Key Vendor during such period. Seller has not received any notice that there has been any material adverse change in the price or terms of such products or services provided by any Key Vendor, or that any such Key Vendor intends to materially change the price or terms in a manner adverse to Seller.

4.20    Affiliate Interests and Transactions. No Affiliate of Seller (including the Owner) has any right, title or interest in any properties or assets of any kind or character (whether real, personal or mixed, tangible or intangible, contingent or otherwise) used or held for use in connection with the Business other than the Excluded Assets. No Affiliate of Seller conducts any part of the Business for or on behalf of Seller or otherwise. No Affiliate of Seller is a party to, or has any direct or indirect rights in, to or under, any Assigned Contract.

4.21    Insurance. Schedule 4.21 of the Disclosure Schedule sets forth a true and complete list of all casualty, directors’ and officers’ liability, general liability, product liability, workers’ compensation and all other types of insurance policies maintained with respect to the Business and the Purchased Assets, together with the carriers and liability limits, deductible amount (if any) and the date through which coverage will continue by virtue of premiums paid to date for each such policy. All such policies are in full force and effect. Schedule 4.21 of the Disclosure Schedule identifies which insurance policies are “occurrence” or “claims made” and which Person is the policy holder. Seller does not expect that such policies will offer coverage for events, states of facts or conditions that first exist or occur after the Closing of the Transaction. Seller will be required to put into place its own insurance policies to cover the Business and the Purchased Assets for all periods after the Closing.

4.22    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Seller or any Owner.

4.23    Absence of Certain Changes or Events. Since December 31, 2019, Seller has conducted the Business only in the ordinary course consistent with past practice, there has not been any event, change, circumstance, occurrence, effect, state of facts or development that has had or could be anticipated to have a Material Adverse Effect, and neither the Business not the Purchased Assets have suffered any material loss, damage, or destruction affecting any material properties or assets thereof or included therein, whether or not covered by insurance.

4.24    Solvency. The Seller is and, as of immediately following the consummation of the transactions contemplated under this Agreement, will be “solvent” within the meaning given that term and similar terms under applicable Laws relating to fraudulent transfers and conveyances.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Seller Parties, as of the date hereof and as of the Closing Date or, if a representation or warranty is made as of a specified date, as of such date, as follows:

5.1    Organization of Buyer. Buyer is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Washington.

5.2    Authority of Buyer. Buyer has full power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Documents to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

5.3    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation or bylaws of Buyer; or (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for any consents, approvals, Permits, Governmental Orders, declarations, filings or notices which have not been obtained or which, in the aggregate, would not impede the consummation of the transactions contemplated hereby and the performance by Buyer of its obligations hereunder.

5.4    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

5.5    Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

6.1    Employees and Employee Benefits.

(a)    Buyer shall not adopt, become a sponsoring employer of, or have any Liabilities under or with respect to the Benefit Plans, and Seller shall be solely responsible for any and all Liabilities that have been incurred or may be incurred under or in connection with any Benefit Plan, provided, however, that, notwithstanding anything to the contrary contained in this Agreement, Buyer shall, promptly after the Closing, reimburse Seller for its pro rata share of the premium paid by Seller under its health insurance plan to provide coverage for the Transferring Employees through the end of November 2020 (such pro rata share to be calculated on the basis of 25/30 days). Seller shall be solely responsible for any and all Liabilities arising out of or relating to the employment of Seller employees who do not become Transferring Employees (as defined below), whether such liabilities arise before, on or after the Closing Date. Seller shall be solely responsible for any and all Liabilities (including any paid time off or accrued bonuses) arising out of or relating to the employment of any Transferring Employee before the date such employee actually commences work with Buyer or its Affiliate pursuant to Section 6.1.

(b)    Buyer shall, or shall cause one of its Affiliates to, extend offers of employment to each employee (other than the Principals) of Seller (all such employees who accept Buyer’s offer of employment and commence employment with Buyer or one of its Affiliates on or after the Closing Date are referred to as the “Transferring Employees”). Seller shall terminate the employment of all Transferring Employees immediately prior to the Closing and shall cooperate with and use commercially reasonable efforts to assist Buyer in its efforts to secure satisfactory employment arrangements with those employees of Seller to whom Buyer makes offers of employment. Seller shall be solely liable for any and all Liabilities arising from or relating to the termination by Seller of any employee, or the resignation of any employee of Seller.

(c)    For the plan year in which the Closing occurs, Buyer shall, or shall cause an Affiliate of Buyer to, use commercially reasonable efforts to provide service credit to each Transferring Employee for their period of service with Seller for the purpose of (i) eligibility to participate, (ii) vesting, and (iii) with respect to vacation or paid time off only, level-of-benefits, under the benefit plans, programs and policies that are maintained by Buyer or its Affiliates for the benefit of the Transferring Employees after the Closing Date, except (i) such service need not be taken into account to the extent such credit would result in a duplication of benefits, (ii) such service must be taken into account only to the extent it was taken into account for similar purposes under the corresponding Benefit Plan immediately prior to the Closing Date (and to the extent Seller provides Buyer with information sufficient to allow Buyer to determine the amount of such service), and (iii) such service must be taken into account only for periods for which employees of Buyer and its Affiliates receive credit for service with Buyer and its Affiliates for such purposes with respect to the particular Buyer benefit plan. In addition, for the plan year in which the Closing occurs, with respect to any group health plan established or maintained by Buyer or its Affiliates following the Closing Date for the benefit of Transferring Employees, Buyer agrees to use commercially reasonable efforts to: (a) waive any pre-existing condition exclusions with respect to the Transferring Employees to the extent such exclusions did not apply under the corresponding Benefit Plan immediately prior to the Closing Date; and (b) provide that any covered expenses incurred under the corresponding Benefit Plan prior to the Closing Date by any Transferring Employee or by a covered dependent shall be taken into account for purposes of satisfying applicable deductible coinsurance and maximum out of pocket provisions after the Closing Date.

(d)    At all times before and after the Closing, Seller and each member of the selling group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(a)) of which it is a part (the “Selling Group”) will cooperate with Buyer as necessary (and will promptly provide such information as is necessary or as is reasonably requested by Buyer) to enable Buyer to provide continuation coverage under COBRA to the M&A Qualified Beneficiaries, to the extent Buyer determines it or any of its Affiliates is required by COBRA to do so. By way of example, and not limitation, Seller and each member of the Selling Group shall provide Buyer with the information listed in Schedule 4.16(b) for each M&A Qualified Beneficiary not identified on Schedule 4.16(b) of the Disclosure Schedules as far in advance of the occurrence of such M&A Qualified Beneficiary’s qualifying event as possible and, in any event, no later than the day after the occurrence of such qualifying event, and Seller or another member of the Selling Group shall promptly notify Buyer when Seller and the members of the Selling Group terminate all of their group health plans. If Buyer determines that it or any of its Affiliates is obligated to provide continuation coverage under COBRA to the M&A Qualified Beneficiaries, Principals and Seller (jointly and severally) shall reimburse Buyer and its Affiliates for any and all costs, expenses and Liabilities that Buyer and its Affiliates incur in providing such coverage to the M&A Qualified Beneficiaries (exclusive of internally allocated overhead and insurance premium increases resulting therefrom), which, for the avoidance of doubt, shall constitute Excluded Liabilities under this Agreement.

(e)    Seller shall comply with the requirements of provincial or local law with respect to any “plant closing” or “mass layoff,” or such other applicable law, which may result from the consummation of the transactions contemplated by this Agreement or by Seller’s termination of the employment of any of its employees on or prior to the Closing Date.

(f)    Nothing contained in this Agreement shall create any third party beneficiary rights in any Transferring Employee, any beneficiary or dependents thereof, or any other Person, including with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Transferring Employee by Buyer or any of its Affiliates or under any benefit plan that Buyer or any of its Affiliates may maintain.

(g)    Nothing contained in this Agreement shall confer upon any Transferring Employee any right with respect to continued employment by Buyer or any Affiliate of Buyer, nor shall anything herein interfere with the right of Buyer or any such Affiliate to terminate the employment of any Transferring Employee at any time, with or without cause, following the effective date of his or her employment with Buyer or such Affiliate, or restrict Buyer or any Affiliate thereof in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Transferring Employees. Nothing contained in this Section 6.1, express or implied, will be construed to establish, amend or modify (or to require the establishment, amendment or modification of) any Benefit Plan or any plan, fund, program, policy, practice, Contract or arrangement sponsored, maintained or contributed to by Buyer or any of its Affiliates.

(h)    Seller shall transfer to Buyer any records relating to withholding and payment of income and unemployment Taxes (federal, state and local) and FICA and FUTA Taxes and any and all state unemployment payment reserves and/or charge history with respect to wages paid to the Transferring Employees for the calendar year in which the Closing occurs (including without limitation, Forms W-4 and Employee’s Withholding Allowance Certificates). Buyer and Seller shall adopt the “standard procedure”

for preparing and filing Forms W-2, as described in IRS Revenue Procedure 2004-53. Seller shall provide to Buyer records relating to FICA and FUTA Taxes for the year of the Closing so that Buyer may apply the “successor employer” rule with respect thereto.

6.2    Confidentiality. For a period of six (6) years commencing on the Closing Date, each Seller Party shall, and shall cause their respective Affiliates to, hold in confidence any and all information, whether written or oral, concerning the Business, this Agreement, the other Transaction Documents, or the transactions consummated pursuant hereto and thereto, except to the extent that such Seller Party or Affiliate can show that such information, at any time during such six (6) year period, (a) is generally available to and known by the public through no fault of any Seller Party or any Affiliate or Representative of any Seller Party; or (b) is lawfully acquired by the Seller Party or an Affiliate or Representative of a the Seller Party after the Closing from sources that are not restricted from disclosing such information by a legal, contractual or fiduciary obligation. If, during the six (6) year period commencing on the Closing Date, any Seller Party or any Affiliate or Representative of any Seller Party is compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller Party shall, or shall cause its Affiliate or Representative to, promptly notify Buyer in writing and shall disclose only that portion of such information that such Seller Party or its Affiliate or Representative is advised by its counsel in writing is legally required to be disclosed, provided that each Seller Party shall, and shall cause its Affiliates and Representatives to, at Buyer’s expense, use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

6.3    Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no Seller Party shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).

6.4    Receivables. If Seller or any of its Affiliates receive or collect any funds relating to any Accounts Receivable, Seller shall, or shall cause such Affiliate to, remit such funds (net of any Tax Liabilities imposed on Seller or any of its Affiliates attributable to the receipt or collection of such Accounts Receivable) to Buyer within five (5) Business Days after its receipt thereof, it being acknowledged and agreed that Seller has no obligation under this Agreement to expend funds or take any other action to collect Accounts Receivable for the benefit of or on behalf of Buyer.

6.5    Insurance Proceeds. If Seller or any of its Affiliates receive or collect any insurance proceeds with respect to the Business, the Purchased Assets or the Assumed Liabilities, Seller shall, or shall cause such Affiliate to, remit such proceeds (net of any Tax Liabilities imposed on Seller or any of its Affiliates attributable to the receipt or collection of such proceeds) to Buyer within five (5) Business Days after its receipt thereof. In addition, if requested by Buyer, Seller shall, if its insurance policies remain in effect, cooperate with Buyer to make and pursue recovery of any claim under an “occurrence” based insurance policy of Seller that relates to the Business, the Purchased Assets or the Assumed Liabilities and is based upon an event, state of facts or condition that first existed or occurred prior to the Closing Date; provided that nothing in this Section 6.5 shall require Seller to maintain its insurance policies for any duration after the Closing.

6.6    Transfer Taxes. All transfer, documentary, recording, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with this Agreement and the other Transaction Documents (“Transfer Taxes”) shall be borne and paid by Seller when due, other than Transfer S&U Taxes to the extent (and only to the extent) the amounts of such Taxes are treated as Seller Transaction Expenses and reduce the Closing Purchase Price pursuant to Section 2.5(e) (and Buyer shall file Tax Returns with respect to such Transfer S&U Taxes and pay such amounts of Transfer S&U Taxes to the applicable Governmental Authorities as shall be derived from the valuations set out in the KPMG Report). Buyer shall, promptly upon the request of Seller, confirm the amount of Transfer S&U Taxes paid by Buyer to the appropriate Governmental Authorities. Seller shall, at its own expense, timely file any Tax Return or other document with respect to any Transfer Taxes other than Transfer S&U Taxes described in the preceding sentence (and Buyer shall cooperate with respect thereto as may be reasonably necessary) and shall deliver to Buyer evidence reasonably satisfactory to Buyer of such timely filing and payment. Seller shall not deliver any intangible assets that are Purchased Assets to Buyer in tangible form such as compact disks or the like, and shall, to the maximum extent possible, deliver the Purchased Assets by means of electronic transmission, such as by electronic mail or file transfer protocol. At or promptly following the Closing, Seller shall deliver the possession and title to any customer lists to Buyer at a location specified by Buyer in the State of Washington. Seller shall not transfer and Buyer shall not accept title or possession of such customer lists or any copies thereof in any location outside the State of Washington. In the event copies of any customer lists are inadvertently transferred to Buyer together with other Purchased Assets outside the State of Washington, Buyer shall return such Purchased Assets to Seller, Seller shall promptly remove copies of any such customer lists from such Purchased Assets, and Seller shall promptly transfer such Purchased Assets back to Buyer without any copies of such customer lists. Seller Parties, Buyer, and their respective Affiliates will cooperate fully with each other and take all commercially reasonable steps to document the delivery of the possession and title to any customer lists in the State of Washington.

6.7    Certain Tax Matters.

(a)    At or after the Closing, all personal property Taxes, real property Taxes and similar ad valorem Taxes pertaining to the Purchased Assets (“Pro-Rated Taxes”) for any Tax year or period beginning on or before and ending after the Closing Date (“Straddle Period”) shall be prorated on the basis of the number of days of the relevant Tax year or period which have elapsed through the Closing Date, determined without reference to any change of ownership occasioned by the consummation of the Transaction. Seller shall be responsible for that portion of such amounts relating to the portion of the Straddle Period ending on the Closing Date and Buyer shall be responsible for that portion of such amounts relating to the portion of the Straddle Period beginning after the Closing Date. The amount of all such prorations shall be settled and paid on the Closing Date; provided, however, that final payments with respect to prorations that are not able to be calculated on the Closing Date shall be calculated and paid as soon as practicable thereafter.

(b)    Buyer and Seller shall cooperate, as and to the extent reasonably requested by either party, in connection with the filing of any Tax Returns and any Action with respect to Taxes, in each case relating to the Purchased Assets or the Business. Such cooperation shall include the retention and (upon a party’s reasonable request) the provision of records and information which are reasonably relevant to any such Tax Return or Action, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and timely notification of receipt of any notice of an Action or notice of deficiency relating to any Tax or Tax Return with respect to which the non-recipient may have liability hereunder; provided, however, that notwithstanding anything else to the contrary herein, Buyer and its Affiliates and Owners shall not be required to provide any Tax Returns of Buyer and its Affiliates or Owners to any other party pursuant to this Section 6.7.

(c)    For the avoidance of doubt, Seller shall (i) timely prepare and file all Tax Returns required by applicable Law to be filed by Seller for all Tax periods ending on or before, or including, the Closing Date and (ii) subject to Section 6.7(a), timely pay all Taxes shown as due thereon.

(d)    Within thirty (30) days after the Closing Date, Seller Parties shall deliver to Buyer evidence reasonably satisfactory to Buyer that the requisite stockholder approvals under

Section 280G(b)(5)(B) of the Code were obtained for each entity listed in Schedule 4.2(a) of the Disclosure Schedule with respect to any and all payments or benefits that has been, will be, or may be made or provided under this Agreement, under any arrangement contemplated by this Agreement, or under any Benefit Plan that, either alone or together with any other payments or benefits, could constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code in the absence of stockholder approval of such payments and benefits. Buyer and Seller Parties shall cooperate, as and to the extent reasonably requested by either party, in connection with obtaining such stockholder approvals.

6.8    Name. Following the Closing, no Seller Party will, directly or indirectly, use or do business, or allow any of their respective Affiliates to, directly or indirectly, use or do business, under the name “Business Licenses, LLC” or any other name that Seller has used at any time in its conduct of the Business, and any other name that, in the reasonable judgment of Buyer, is confusingly similar to any of the foregoing names (other than, in each case with respect to the Owner, as an employee of Buyer or one of its Affiliates). As soon as possible after the Closing, Seller will (i) amend its Articles of Organization to change its name, (ii) terminate any business name registration or comparable assumed name filings using or containing a similar name to “Business Licenses, LLC”, and (iii) provide to Buyer any and all consents, documents and instruments, executed and delivered in a form reasonably acceptable to Buyer, that are necessary or desirable for Buyer to claim, register or file to use the name “Business Licenses, LLC”.

6.9    Further Assurances; Access to Records. Each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions of, and give effect to the transactions contemplated by, this Agreement and the other Transaction Documents, including as may be necessary or appropriate to assure fully to Buyer all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer under this Agreement and the other Transaction Documents and to assure fully to Seller the assumption of the liabilities and obligations intended to be assumed by Buyer pursuant to this Agreement and the other Transaction Documents. Without limiting the foregoing, the Seller Parties agree to provide to Buyer and its Representatives with, and will cooperate with Buyer as reasonably requested to obtain, access to all documents, books, records (including Tax Returns of Seller), agreements, workpapers and financial data that relate to the Purchased Assets or the Assumed Liabilities for reasonable business purposes, including as reasonably requested in connection with the preparation of financial statements, securities or debt offerings of Buyer or its Affiliates, the conduct of any field exam by a lender or other third party, preparation of Tax Returns, or any Action; provided, however, that such access may be restricted to the extent required by applicable Law or disclosure of any such information would result in the loss or waiver of the attorney-client privilege. In connection with any securities or debt offerings of Buyer or its Affiliates Seller shall, if requested by Buyer and at Buyer’s expense, request that its pre-Closing accountants deliver customary comfort letters with respect to historical Business financial information and consent to, and request that Seller’s pre-Closing accountants deliver consents to, the inclusion of historical Business financial information and accountant reports in any offering or debt document or registration statement. Notwithstanding anything else to the contrary herein, Owners shall not be required to provide any Tax Returns of Owners to any other party pursuant to this Section 6.9.

6.10    Restrictive Covenants of Owners. In consideration of the benefits of this Agreement to the direct and indirect to be received by the Owners and in order to induce Buyer to enter into this Agreement, each Owner hereby covenants and agrees as follows:

(a)    Non-Competition. From and after the Closing and until the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), such Owner will not, directly or indirectly (including through Seller), as a partner, stockholder, member, proprietor, consultant, joint venturer, investor or in any other capacity, engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control of, any business or entity that engages anywhere in the United States of America in any business that is in direct or indirect competition with the Business or any business that provides or is building tax-compliance products or services; provided, however, that nothing herein shall prohibit the Owner from (i) owning, in the aggregate, not more than two percent (2%) of any class of securities of a publicly traded entity in any of the foregoing lines of business so long as neither the Owner nor any of his Affiliates participates in any way in the management, operation or control of such entity or (ii) furnishing consulting or employment services to a large diversified organization with separate distinct divisions so long as such services are furnished to divisions that are not engaged in the business of providing or building tax-compliance products or services.

(b)    Non-Solicitation of Customers and Suppliers. During the Restricted Period, such Owner will not, directly or indirectly, as a partner, stockholder, member, proprietor, consultant, joint venturer, investor or in any other capacity, solicit or attempt to solicit or take any actions calculated to persuade (or that could otherwise reasonably be expected to cause) any Person who is or has been a customer, supplier, distributor, licensor, licensee, sales representative, sales agent, consultant or any other business relation of the Business prior to or after the Closing to cease doing business with, or to alter or limit its business relationship with, Buyer or its Affiliates.

(c)    Non-Solicitation of Employees. During the Restricted Period, such Owner will not, directly or indirectly, as a partner, stockholder, member, proprietor, consultant, joint venturer, investor or in any other capacity, solicit to perform services (as an employee, consultant or otherwise) any Transferring Employees or other Persons who are or, within the six (6) month period immediately preceding such Seller Party’s action, were employees of Buyer or its Affiliates, or take any action intended to persuade such employee to terminate his or her employment with Buyer or its Affiliate.

(d)    Non-Disparagement. From and after the Closing, such Owner will not (and the Owner agrees to cause its Affiliates, including Seller not to) disparage the Business, Buyer, any of Buyer’s Affiliates, or any of such parties’ shareholders, directors, members, managers, officers, employees or agents.

(e)    Acknowledgments Regarding Restrictive Covenants. Such Owner acknowledges and agrees that (i) the covenants and restrictions set forth in this Section 6.10 are necessary for the reasonable protection of Buyer and the Business, (ii) any breach of the covenants set forth in this Section 6.10 would cause Buyer irreparable damage, (iii) Buyer’s remedies at law in the event of any such breach would be inadequate, and (iv) without limiting any other rights or remedies to which Buyer may be entitled under this Agreement or applicable law, Buyer shall be entitled to the issuance by a court of competent jurisdiction of an injunction in favor of Buyer enjoining the breach or threatened breach of such restrictions.

(f)    Tolling. If such Owner is found by a court of competent jurisdiction to have violated any provision of this Section 6.10, the duration of the restrictions in this Section 6.10 will be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation terminated.

(g)    Modifications. If any provision in this Section 6.10 is held to be unreasonably arbitrary, or against public policy, such provision will, to the fullest extent permitted by Law, be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, or not against public policy, will be effective, binding, and enforceable against such Owner.

6.11    PPP Loan. On or prior to the Closing Date, Seller shall complete and submit to the PPP Lender a forgiveness application reflecting its use of all of the PPP Loan proceeds and shall establish an interest-bearing escrow account controlled by the PPP Lender containing funds equal to the outstanding balance of the PPP Loan.

ARTICLE VII

INDEMNIFICATION

7.1    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, that (i) the representations and warranties in Section 4.1 (Organization of Seller), Section 4.2 (Capitalization; Subsidiaries), Section 4.3 (Authority of the Seller Parties), Section 4.4 (No Conflicts; Consents), Section 4.8 (Title to Purchased Assets), Section 4.9 (Condition and Sufficiency of Assets), Section 4.18 (Taxes), Section 4.22 (Brokers), Section 5.1 (Organization of Buyer), Section 5.2 (Authority of Buyer), Section 5.3 (No Conflicts; Consents) and Section 5.4 (Brokers) (collectively, the “Fundamental Representations”) shall survive for the full period of all statutes of limitations applicable to the subject matter thereof (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days and (ii) the representations and warranties in Section 4.11 (Intellectual Property) (the “IP Representations”) shall survive for three (3) years from the Closing Date. The right of a Seller Party to assert a claim for recovery of an Excluded IP Liability shall survive for three (3) years from the Closing Date. All other covenants and agreements of the parties contained herein shall survive the Closing until fully performed. Notwithstanding the foregoing, any claims asserted in good faith and in writing prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. Buyer and the Seller Parties intend that the statutory statute of limitations applicable to the respective representations and warranties be superseded and replaced by the survival periods contained herein.

7.2    Indemnification by the Seller Parties. Subject to the other terms and conditions of this Article VII, the Owners (severally based on their respective Pro Rata Share) and Seller (which shall be jointly and severally liable with each Owner) will indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of any Seller Party contained in this Agreement, or in any of the other Transaction Documents;

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Seller Party pursuant to this Agreement or in any of the other Transaction Documents;

(c)    any Excluded Liability (other than an Excluded IP Liability); and

(d)    any Excluded IP Liability.

7.3    Indemnification by Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall indemnify and defend each of the Seller Parties and their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any of the other Transaction Documents;

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; and

(c)    Buyer’s failure to pay, resolve, discharge and perform any Assumed Liability.

7.4    Materiality. For purposes of this Article VII, any inaccuracy in or breach of any representation or warranty, as well as the amount of any Losses with respect thereto, shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

7.5    Indemnification Procedures.

(a)    Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”), but in any event not later than thirty (30) days after receipt of notice of a claim from a third party. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Losses that has been or may be sustained by the Indemnified Party. If an Indemnifying Party fails to object to notice of an indemnification claim delivered by the Indemnified Party pursuant to this Section 7.5 within thirty (30) days, or only objects to a portion of such Loss, then the amount of Loss set forth in such notice (or if less, the amount which is not objected to by the Indemnifying Party) shall automatically become payable pursuant to Section 7.7.

(b)    Subject to Section 7.5(c), in connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party of an unqualified written acknowledgement of the Indemnifying Party’s indemnification obligations under this Agreement with respect to such Action, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not elect to assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed in any case in which the Indemnified Party is given a full and complete release of any and all Liability by all relevant parties). Notwithstanding the above, if a firm offer is made to settle a third party claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such third party claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such third party claim and in such event, the maximum liability of the Indemnifying Party as to such third party claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such third party claim, the Indemnifying Party may settle the third party claim upon the terms set forth in such firm offer to settle such third party claim. If the Indemnified Party has assumed the defense pursuant this Section 7.5, it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)    Notwithstanding anything in Section 7.5(b) to the contrary, where Buyer is the Indemnified Party, it shall have the right to conduct and control, through counsel of its choosing, the defense, compromise and settlement of any Action that (i) seeks an injunction or other equitable relief against Buyer or any of its Affiliates; (ii) involves a customer or supplier of the Business; (iii) the settlement of which may act as an adverse and binding precedent upon Buyer or its Affiliates with respect to similar claims or demands or which may have, in Buyer reasonable judgment, a material adverse impact on the Business or on Buyer’s broader business or operations; or (iv) relates to Taxes pertaining to the Purchased Assets for any tax period or portion of tax period ending on or before the Closing Date (a “Business Critical Claim”). Seller will be entitled, at its own expense and only to the extent it does not affect any privilege relating to any Indemnified Party, consult with Buyer with respect to, and to participate in the defense of, but not determine or control the defense of, any Business Critical Claim. Buyer will have the right in its sole discretion to conduct the defense of, and to settle, any such Business Critical Claim; provided that, without the consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed), no settlement or resolution of any such Business Critical Claim shall be determinative of the existence or the amount of Losses (including fees and expenses incurred in connection with defending against or settling such Business Critical Claim) resulting from, arising out of, or relating to such Business Critical Claim. Additionally, any Indemnifying Party shall lose its right to contest, defend, litigate and settle the Action if it fails to accept a tender of the defense of the Action or if it shall fail to diligently contest the Action, and in such event the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such Action.

(d)    Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:

(i)    an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 7.2(a) unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party under this Article VII equals or exceeds $400,000, in which case the Indemnifying Party shall only be liable for the amount of such Losses in excess of $400,000; provided, that the foregoing shall not apply to Losses arising out of or relating to any claim arising out of or relating to any inaccuracy or breach of any Fundamental Representation or to claims relating to fraud, intentional misrepresentation or willful misconduct.

(ii)    (A) the maximum aggregate amount of indemnifiable Losses which may be recovered from all Indemnifying Parties pursuant to Section 7.2(a), other than in respect of any Fundamental Representation or IP Representation, shall be an amount equal to $11,437,500 plus 15% of any Earnout Payment actually received or then payable by Buyer and (B) the maximum aggregate amount of indemnifiable Losses which may be recovered from all Indemnifying Parties pursuant to Section 7.2(a) with respect to IP Representations and pursuant to Section 7.2(d) with respect to Excluded IP Liabilities shall be an amount equal to $22,875,000 plus 30% of any Earnout Payment actually received or then payable by Buyer; provided, that the foregoing clauses (A) and (B) shall not apply to Losses arising out of or relating to any claim arising out of or relating to any inaccuracy or breach of any Fundamental Representation (with respect to clause (A) only) or to claims relating to fraud, intentional misrepresentation or willful misconduct.

(iii)    Absent fraud, intentional misrepresentation or willful misconduct, in no event shall the indemnification obligations of any Owner exceed his portion of the Purchase Price actually received or then payable by Buyer to such Owner (whether directly or indirectly through Seller), including all Earnout Payment actually received or then payable by Buyer to such Owner (whether directly or indirectly through Seller).

(iv)    Except with respect to its obligations pursuant to Section 7.3(c), or in the event of fraud, intentional misrepresentation or willful misconduct, in no case shall Buyer have any liability to an Indemnified Party beyond the obligation to pay the Closing Purchase Price (as it may be adjusted pursuant to the terms of this Agreement), and any Earnout Payment that become payable.

(v)    No Indemnified Party shall be entitled to double recovery (or recovery more than once) for the amount of any Losses indemnified by the Indemnifying Party under this Article VII suffered by such party to the extent such party (or another Indemnified Party affiliated with such party) has otherwise been compensated for such Losses or to the extent that such Losses have been accounted for in the final calculation of Closing Net Working Capital under Section 2.6. For the avoidance of doubt, Buyer shall not be entitled to recovery of the amount of Losses arising from any Excluded Liability which has been accounted for in either the final calculation of Closing Net Working Capital under Section 2.6 or the final calculation of the Closing Purchase Price under Article II hereof.

(vi)    The amount of Losses subject to indemnification under this Article VII shall be calculated net of (i) any amounts actually recovered by any Indemnified Party or its Affiliates pursuant to any indemnification agreement with any non-affiliated third party (net of all direct collection expenses) and (ii) any insurance proceeds or other cash receipts or sources of reimbursement actually received by any Indemnified Party or any of their Affiliates as an offset against such Indemnified Party’s Loss (net of all collection expenses and premium increases).

(vii)    No Indemnifying Party shall have any liability under this Article VII for any punitive or exemplary damages, except to the extent such damages are a component of damages awarded to a third party against an Indemnified Party in connection with or resulting from or arising out of any Action by a Person who is not a party to this Agreement.

7.6    Payments. Once a Loss is agreed to by the Indemnifying Party or finally determined to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its obligations within five (5) Business Days of such agreement or final determination by wire transfer of immediately available funds; provided that, if Buyer is the Indemnified Party, prior to any Seller Party being obligated to wire such funds, Buyer will, at its election, (i) permanently retain funds in the amount of such indemnification obligation from the Holdback Amount to the extent then available, or (ii) withhold and offset any part of such Loss against any portion of the Earnout Payment that is then payable by Buyer and available to be offset for such purpose pursuant to the protocol set out in Section 7.5(d)(ii) above. The parties hereto agree that should an Indemnifying Party not make full satisfaction of any such obligations within such five (5) Business Day period, any amount payable shall accrue interest from and including the date payment is due to and including the date such payment has been made at a rate per annum equal to ten percent (10%). Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed. For the avoidance of doubt, except in the case of fraud, intentional misrepresentation or willful misconduct, no Seller Party shall have any personal liability to Buyer or its Affiliates under this Article VII unless and until the full amount of the Holdback is exhausted and all available offsets against the Earnout Payment have been applied.

7.7    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement (other than payments of any interest pursuant to Section 7.6) shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

7.8    Cumulative Remedies. Subject to Section 2.6, Section 6.10 and Section 8.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, intentional misrepresentation or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement or any other Transaction Document) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this section shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraud, intentional misrepresentation or willful misconduct.

7.9    Claims Outside of Indemnification Protocol. Notwithstanding anything in this Agreement to the contrary, the indemnification protocol set out in this Article VII shall not apply to (i) disputes concerning the determination of Closing Net Working Capital, which shall be governed by Section 2.6, (ii) disputes regarding the allocation of the Purchase Price for Tax purposes, which shall be governed by Section 2.8, (iii) any breach by a Principal of his consulting agreement or employment agreement with Buyer, which shall be governed by the terms thereto, (iv) any breach by an Owner of his covenants contained in Section 6.10, which shall be governed by Section 6.10, or (v) any breach by an Owner of any other covenant contained in this Agreement which is specific to him.

ARTICLE VIII

MISCELLANEOUS

8.1    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

8.2    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a .pdf document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.2):

If to the Seller Parties:	6 Neil Road Spring Valley, NY 10977 Attention: David Polatseck Email: Dpolatseck@gmail.com with a copy (which shall not constitute notice) to: Flatiron Law Group LLP WeWork 500 Seventh Avenue, 8th Floor New York, NY 10018 Attention: Conrad Everhard E-mail: ceverhard@flatiron.legal

If to Buyer:

Avalara, Inc.

255 South King Street, Suite 1800

Seattle, WA 98104

Attention: General Counsel

E-mail: legal@avalara.com

with a copy (which shall not constitute notice) to:

Perkins Coie LLP

1201 Third Avenue, Suite 4900

Seattle, WA 98101

Attention: Nick Ferrer

E-mail: NFerrer@perkinscoie.com

8.3    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Schedules and Disclosure Schedule mean the Articles and Sections of, and Schedules and Disclosure Schedule attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Any post-Closing obligations of Seller as contemplated in this Agreement shall be deemed to mean post-Closing obligations of Principals, severally and jointly, in the event that Seller is dissolved or otherwise ceases to be in existence after the Closing. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules and Disclosure Schedule referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

8.4    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

8.5    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

8.6    Entire Agreement. This Agreement (including the Disclosure Schedule and other Schedules) and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule) or any other Schedule, the statements in the body of this Agreement will control.

8.7    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that Buyer may, without the prior written consent of Seller, assign all or any portion of its rights or obligations under this Agreement, including the right to purchase any of the Purchased Assets or assume any of the Assumed Liabilities: (a) to one or more of its Affiliates, (b) in connection with a sale or transfer of all or a material portion of the Business or the Purchased Assets, provided that if Buyer assigns its obligations under this clause (b), the transferee must agree to assume Buyer’s obligations with respect to any unpaid Earnout Payment that Seller is or may become entitled to, except that such Earnout Payments shall then be made in cash (or the same form of consideration paid to Buyer in connection with such sale or transfer), or (c) to a lender or financing source of Buyer as collateral security, in each case without the prior consent of any party hereto.

8.8    No Third-Party Beneficiaries. Except for Persons entitled to indemnification pursuant to Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.9    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

8.10    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Washington, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Washington. In any Action among or between any of the parties arising out of or relating to this Agreement, including any action seeking equitable relief, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the city and state of the defendant’s principal place of business.

8.11    Jurisdiction; Venue; Dispute Resolution. In any Action among or between any of the parties arising out of or relating to this Agreement, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Seattle, Washington.

8.12    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

8.13    Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (INCLUDING ANY ACTION OR LIABILITY INVOLVING ANY OF THE FINANCING SOURCES) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

8.14    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together constitute one and the same instrument. This Agreement may be (i) transmitted for reproduction and execution by any means now known or hereafter devised, including facsimile or electronic file transmission, and (ii) converted from its original software program to another and/or printed on different paper formats or in different fonts, any or all of which may result in variations to the pagination and appearance of the counterpart versions of this Agreement. The execution and delivery of counterparts of this Agreement, by facsimile, by electronic file transmission or by original manual signature, regardless of the means or any variation in pagination or appearance, shall be binding upon the parties. Any party delivering an executed counterpart of this Agreement by facsimile or by electronic file transmission shall also deliver a manually executed counterpart of this Agreement to each other party, but failure to do so shall not affect the validity, enforceability or binding effect of this Agreement.

[Signature Page(s) Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

SELLER:	BUSINESS LICENSES, LLC a New York limited liability company

	By:	/s/ David Polatseck
	Name:	David Polatseck
	Title:	President

BUYER:	AVALARA, INC. a Washington corporation

	By:	/s/ Alesia Pinney
	Name:	Alesia Pinney
	Title:	EVP & Chief Legal Officer

OWNERS:
/s/ David Polatseck
DAVID POLATSECK

/S/ ABE BRACH
ABE BRACH

/S/ HENRY NOVE
HENRY NOVE

/S/ MEIR LOWY
MEIR LOWY

[Signature Page to Asset Purchase Agreement]